                            ASSET PURCHASE AGREEMENT



                                  BY AND AMONG



                               ZITEL WORLD TRADE
                                     (BUYER)



                         DATAMETRICS SYSTEM CORPORATION
                                    (SELLER)



                                       AND



                              JOHN C. KELLY, PH.D.
                                  (SHAREHOLDER)



                              DATED:  JUNE 25, 1997


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                            ASSET PURCHASE AGREEMENT

                                TABLE OF CONTENTS



1.  PURCHASE AND SALE OF ASSETS . . . . . . . . . . . . . . . . . . . . . .  1

    1.1   Assets to be Transferred. . . . . . . . . . . . . . . . . . . . .  1
    1.2   Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . .  3

2.  ASSUMPTION OF LIABILITIES . . . . . . . . . . . . . . . . . . . . . . .  4

    2.1   Liabilities to be Assumed . . . . . . . . . . . . . . . . . . . .  4
    2.2   Liabilities Not to be Assumed.. . . . . . . . . . . . . . . . . .  5

3.  PURCHASE PRICE - PAYMENT. . . . . . . . . . . . . . . . . . . . . . . .  7

    3.1   Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . .  7
    3.2   Payment of Purchase Price . . . . . . . . . . . . . . . . . . . .  7
    3.3   Indemnification Escrow. . . . . . . . . . . . . . . . . . . . . .  7
    3.4   Warranty Credit . . . . . . . . . . . . . . . . . . . . . . . . .  8
    3.5   Allocation of Purchase Price. . . . . . . . . . . . . . . . . . .  8

4.  REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER. . . . . . . .  8

    4.1   Corporate . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
    4.2   Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
    4.3   No Violation. . . . . . . . . . . . . . . . . . . . . . . . . . . 10
    4.4   Financial Statements. . . . . . . . . . . . . . . . . . . . . . . 10
    4.5   Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
    4.6   Absence of Certain Changes. . . . . . . . . . . . . . . . . . . . 12
    4.7   Absence of Undisclosed Liabilities. . . . . . . . . . . . . . . . 12
    4.8   No Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . 13
    4.9   Compliance With Laws. . . . . . . . . . . . . . . . . . . . . . . 13
    4.10  Title to and Condition of Properties. . . . . . . . . . . . . . . 14
    4.11  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
    4.12  Contracts and Commitments . . . . . . . . . . . . . . . . . . . . 15
    4.13  Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . 17
    4.14  Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . . . 17
    4.15  Employment Compensation . . . . . . . . . . . . . . . . . . . . . 19
    4.16  Trade Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . 19
    4.17  Major Customers; Dealers and Distributors . . . . . . . . . . . . 20
    4.18  Product Warranty and Product Liability. . . . . . . . . . . . . . 20
    4.19  Affiliates' Relationships to Seller . . . . . . . . . . . . . . . 20
    4.20  Sole Shareholder. . . . . . . . . . . . . . . . . . . . . . . . . 21
    4.21  Assets Necessary to Business. . . . . . . . . . . . . . . . . . . 21


                                       i.

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    4.22  No Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . 21
    4.23  Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
    4.24  Hart-Scott-Rodino Act . . . . . . . . . . . . . . . . . . . . . . 21
    4.25  Design by Employees . . . . . . . . . . . . . . . . . . . . . . . 21

5.  REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . . 22

    5.1   Corporate . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
    5.2   Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
    5.3   No Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . 22
    5.4   Financial Capacity. . . . . . . . . . . . . . . . . . . . . . . . 22

6.  EMPLOYEES - EMPLOYEE BENEFITS . . . . . . . . . . . . . . . . . . . . . 22

    6.1   Seller Employees. . . . . . . . . . . . . . . . . . . . . . . . . 22
    6.2   Buyer's Responsibilities. . . . . . . . . . . . . . . . . . . . . 23
    6.3   Payroll Tax . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

7.  OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

    7.1   Noncompetition; Confidentiality . . . . . . . . . . . . . . . . . 23
    7.2   Use of Seller's Name. . . . . . . . . . . . . . . . . . . . . . . 24
    7.3   Sales Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . 24
    7.4   Bulk Sales Compliance . . . . . . . . . . . . . . . . . . . . . . 24
    7.5   Investigations. . . . . . . . . . . . . . . . . . . . . . . . . . 25
    7.6   Transition Coverage for Shareholder . . . . . . . . . . . . . . . 25

8.  FURTHER COVENANTS OF SELLER AND SHAREHOLDER.. . . . . . . . . . . . . . 25

    8.1   Access to Information and Records . . . . . . . . . . . . . . . . 25
    8.2   Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . 25
    8.3   Conduct of Business Pending the Closing . . . . . . . . . . . . . 25
    8.4   Change of Corporate Name. . . . . . . . . . . . . . . . . . . . . 27
    8.5   Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
    8.6   Other Action. . . . . . . . . . . . . . . . . . . . . . . . . . . 27
    8.7   Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
    8.8   Distributorship and Sales Representative Agreements . . . . . . . 27

9.  CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS . . . . . . . . . . . . . . 27

    9.1   Representations and Warranties True on the Closing Date . . . . . 27
    9.2   Compliance With Agreement . . . . . . . . . . . . . . . . . . . . 27
    9.3   Absence of Suit . . . . . . . . . . . . . . . . . . . . . . . . . 29
    9.4   Consents and Approvals. . . . . . . . . . . . . . . . . . . . . . 29
    9.5   Estoppel Certificates . . . . . . . . . . . . . . . . . . . . . . 29
    9.6   Section 1445 Affidavit. . . . . . . . . . . . . . . . . . . . . . 29


                                       ii.

10. CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS. . . . . . . . . . . . . . 29

    10.1  Representations and Warranties True on the Closing Date . . . . . 29
    10.2  Compliance With Agreement . . . . . . . . . . . . . . . . . . . . 30
    10.3  Absence of Suit . . . . . . . . . . . . . . . . . . . . . . . . . 30

11. INDEMNIFICATION.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

    11.1  By Seller and Shareholder . . . . . . . . . . . . . . . . . . . . 30
    11.2  By Buyer. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
    11.3  Indemnification of Third-Party Claims . . . . . . . . . . . . . . 31
    11.4  Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
    11.5  Deductible Amount . . . . . . . . . . . . . . . . . . . . . . . . 32
    11.6  Maximum Liability of Seller . . . . . . . . . . . . . . . . . . . 32
    11.7  No Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

12. CLOSING.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

    12.1  Documents to be Delivered by Seller and Shareholder . . . . . . . 33
    12.2  Documents to be Delivered by Buyer. . . . . . . . . . . . . . . . 34

13. TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35

    13.1  Right of Termination Without Breach . . . . . . . . . . . . . . . 35
    13.2  Termination for Breach. . . . . . . . . . . . . . . . . . . . . . 35

14. Resolution of Disputes. . . . . . . . . . . . . . . . . . . . . . . . . 35

    14.1  Adjudication. . . . . . . . . . . . . . . . . . . . . . . . . . . 35
    14.2  Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . 36

15. EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37

    15.1  Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
    15.2  Expenses to be Paid by Seller . . . . . . . . . . . . . . . . . . 37
    15.3  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
    15.4  Costs of Litigation or Arbitration. . . . . . . . . . . . . . . . 37

16. MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38

    16.1  Materiality . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
    16.2  Further Assurance . . . . . . . . . . . . . . . . . . . . . . . . 38
    16.3  Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . 38
    16.4  Assignment; Parties in Interest . . . . . . . . . . . . . . . . . 38
    16.5  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . 38
    16.6  Amendment and Modification. . . . . . . . . . . . . . . . . . . . 38


                                      iii.

    16.7  Notice. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
    16.8  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . 40
    16.9  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . 40
    16.10 Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
    16.11 Further Documents . . . . . . . . . . . . . . . . . . . . . . . . 40
    16.12 Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40


                                       iv.

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EXHIBITS

EXHIBIT A   Definitions
EXHIBIT B   Balance Sheet
EXHIBIT C   Allocation of Purchase Price
EXHIBIT D   Opinion of Seller's Counsel
EXHIBIT E   Escrow Agreement
EXHIBIT F   Opinion of Buyer's Counsel

SCHEDULES

SCHEDULE 1.1.1     Trade Rights
SCHEDULE 1.1.2     Owned Real Property
SCHEDULE 1.1.3     Leased Real Property
SCHEDULE 1.1.4     Personal Property Leases
SCHEDULE 1.1.8     Notes and Accounts Receivable
SCHEDULE 1.1.13.1  Contracts
SCHEDULE 2.1.7     Immigration
SCHEDULE 2.2.1     Excluded Contracts
SCHEDULE 2.2.11    Liabilities to Affiliates
SCHEDULE 4.1.3     Qualification
SCHEDULE 4.1.5     Plan or Dissolution or Liquidation; Predecessors
SCHEDULE 4.3       No Violation
SCHEDULE 4.4       Financial Statements
SCHEDULE 4.5.2     Tax Returns Filed
SCHEDULE 4.5.3     Tax Audits
SCHEDULE 4.5.5     Other Tax Disclosures
SCHEDULE 4.6       Absence of Certain Changes
SCHEDULE 4.7       Absence of Undisclosed Liabilities
SCHEDULE 4.8       No Litigation
SCHEDULE 4.9.1     Compliance With Laws
SCHEDULE 4.9.2     Licenses and Permits
SCHEDULE 4.10.1    Marketable Title
SCHEDULE 4.10.2    Condition
SCHEDULE 4.11      Insurance
SCHEDULE 4.12.5    Contracts With Affiliates
SCHEDULE 4.12.6    Powers of Attorney
SCHEDULE 4.12.7    Collective Bargaining Agreements
SCHEDULE 4.12.8    Loan Agreements
SCHEDULE 4.12.9    Guarantees
SCHEDULE 4.12.10   Burdensome or Restrictive Agreements
SCHEDULE 4.12.11   Sales Representative, Distributorship and License Agreements
SCHEDULE 4.12.12   Other Material Contracts
SCHEDULE 4.12.13   Defaults
SCHEDULE 4.13      Labor Matters
SCHEDULE 4.14.1    Employee Benefit Plans

                                       v.

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SCHEDULE 4.15      Employee Compensation
SCHEDULE 4.16      Trade Rights
SCHEDULE 4.18      Product Warranty
SCHEDULE 4.19.1    Relationships With Affiliates
SCHEDULE 4.19.2    No Adverse Interests
SCHEDULE 4.19.3    Affiliates Obligations
SCHEDULE 4.21      Assets Necessary to Business
SCHEDULE 4.25      Design by Employees

[The schedules listed above have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Upon request, the Company agrees to furnish supplementally a copy of any of the omitted schedules to the Commission.]

                                       vi.

                            ASSET PURCHASE AGREEMENT


    THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is dated as of June 25, 1997, by and among ZITEL WORLD TRADE, a California corporation ("BUYER"), DATAMETRICS SYSTEM CORPORATION, a Delaware corporation (the "SELLER"), and JOHN C. KELLY (the "SHAREHOLDER"). Certain capitalized terms used in this Agreement are defined in EXHIBIT A.

                                    RECITALS

    A. Seller is engaged and has been engaged in the manufacture and sale of performance modeling software (the "BUSINESS"). Shareholder owns one hundred percent (100%) of the issued and outstanding capital stock of Seller.

    B. Seller's facilities consist of its offices at 12150 East Monument Drive, Suite 300, Fairfax, Virginia (the "FACILITIES").

    C. Buyer desires to purchase from Seller, Seller desires to sell to Buyer, and the Shareholder desires to cause Seller to sell to Buyer, the Business of Seller and substantially all of the property and assets of Seller.

    NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

1.  PURCHASE AND SALE OF ASSETS.

    1.1 ASSETS TO BE TRANSFERRED. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) Seller shall, and Shareholder shall cause Seller to, sell, transfer, convey, assign, and deliver to Buyer (or upon Buyer's request, to one or more wholly-owned subsidiaries of Buyer as designated by Buyer), and Buyer shall purchase and accept all of the business, rights, claims and assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise, and wherever situated) of Seller, other than the Excluded Assets (as hereinafter defined) (collectively, the "PURCHASED ASSETS"). The Purchased Assets shall include, but not be limited to, the following:

         1.1.1     TRADE RIGHTS.  All Seller's interest in any Trade Rights.
As used herein, the term "TRADE RIGHTS" shall mean and include: (a) all United States, state and foreign trademark rights, business identifiers, trade dress, service marks, trade names, and brand names, including all claims for infringement, and all registrations thereof and applications therefor and all goodwill associated with the foregoing accruing from the dates of first use thereof; (b) all United States and foreign copyrights, copyright registrations and copyright applications, including all claims for infringement, and all other rights associated with the foregoing and the underlying works of authorship; (c) all United States and foreign


                                       1.

patents and patent applications, including all claims for infringement and all international proprietary rights associated therewith; (d) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; and (e) all inventions, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property. The Trade Rights include the items listed on SCHEDULE 1.1.1 attached hereto.

         1.1.2 OWNED REAL PROPERTY. All of the real property, including fixtures, buildings, improvements, and all appurtenant rights owned by Seller, including the real property described on SCHEDULE 1.1.2 attached hereto (the "OWNED REAL PROPERTY") if and to the extent that the lessor consents to the assignment where such consent is required.

         1.1.3 LEASED REAL PROPERTY. All of the leases of real property with respect to real property leased by Seller, including the leases (the "REAL PROPERTY LEASES") described on SCHEDULE 1.1.3 attached hereto with respect to the real property described thereon (the "LEASED REAL PROPERTY") if and to the extent that the lessor consents to the assignment where such consent is required.

         1.1.4 PERSONAL PROPERTY LEASES. All leases of machinery, equipment, vehicles, furniture and other personal property leased by Seller, including all such leases (the "PERSONAL PROPERTY LEASES") described in
SCHEDULE 1.1.4 attached hereto.

         1.1.5 MACHINERY AND EQUIPMENT. All machinery, equipment, vehicles, tools, supplies, spare parts, furniture and all other personal property not included in inventory (other than personal property leased pursuant to Personal Property Leases as hereinafter defined or otherwise not owned by Seller) owned, utilized or held for use by Seller on the Closing Date.

         1.1.6 LITERATURE. All sales literature, promotional literature, instructional materials, catalogs and similar materials of Seller.

         1.1.7 RECORDS AND FILES. All records, files, invoices, customer lists, blueprints, specifications, designs, drawings, accounting records, business records, operating data and other data of Seller.

         1.1.8 NOTES AND ACCOUNTS RECEIVABLE. All notes, drafts and accounts receivable of Seller, described on SCHEDULE 1.1.8 attached hereto.

         1.1.9 LICENSES; PERMITS. All licenses, permits and approvals of Seller, if and to the extent transferable.

         1.1.10 CORPORATE NAME. The name "Datametrics System Corporation," and all rights to use or allow others to use such name.


                                       2.

         1.1.11 CASH AND CASH EQUIVALENTS. All cash and cash equivalents, including but not limited to, the Certificate of Deposit.

         1.1.12 SOFTWARE AND SUPPORTING MATERIAL. All Software and Supporting Material of Seller.

         1.1.13 CONTRACTS. All contracts, contractual rights, purchase orders and sales orders (the "CONTRACTS") of Seller listed below:

              1.1.13.1  All Contracts described and set forth in
SCHEDULE 1.1.13.1 attached hereto.

              1.1.13.2 Every other Contract to which Seller is a party under which Buyer obtains the benefits after the Closing Date or which Buyer elects to assume after the Closing Date if and to the extent such Contract is assumable, by giving written notice to Seller as set forth herein; provided that such election by Buyer shall not constitute a waiver of any rights of indemnification or other rights under this Agreement which Buyer may have by virtue of such Contract, or any of its provisions.

    The Contracts described in subsections 1.1.13.1 and 1.1.13.2 above are hereinafter collectively described as the "ASSUMED CONTRACTS." To the extent that any Assumed Contract for which assignment to Buyer is provided herein is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Up to the Closing Date and for thirty (30) days thereafter, Shareholder, Seller and Buyer agree to use their reasonable best efforts (without any requirement on the part of Buyer or Seller to pay any money or agree to any change in the terms of any such Contract) to obtain the consent of such other party to the assignment of any such Assumed Contract to Buyer in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, without waiving Buyer's rights to require such third party consent as a condition of Closing, Shareholder and Seller each agrees to cooperate with Buyer in seeking any reasonable arrangement designed to provide for Buyer the benefits intended to be assigned to Buyer under the relevant Assumed Contract, including enforcement at the cost and for the account of Buyer of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Buyer, upon notice to Seller, shall have no obligation pursuant to Section 2.1 or otherwise with respect to any such Assumed Contract and any such Assumed Contract shall not be deemed to be a Purchased Asset hereunder.

    1.2 EXCLUDED ASSETS. The provisions of Section 1.1 notwithstanding, Seller shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer will not purchase or accept the following assets of Seller (collectively, the "EXCLUDED ASSETS"):

         1.2.1 CERTAIN ASSETS. The following assets personally used by Shareholder at the Facilities and recently or about to be conveyed from Seller to Shareholder: three (3)


                                       3.

Gateway personal computers; a library of technical books and literature; all rights, title and interest, including intellectual property rights, in Shareholder's writings, including books, articles and course materials created before or after the Closing Date, PROVIDED HOWEVER, that these assets shall not include any Purchased Assets described in Section 1.1 hereof.

         1.2.2     CONSIDERATION.  The cash portion of the Purchase Price.

         1.2.3 TAX CREDITS. Federal, state and local income and franchise tax credits and tax refund claims.

         1.2.4 CORPORATE FRANCHISE. Seller's franchise to be a corporation, its certificate of incorporation, corporate seal, stock books, minute books and other corporate records having exclusively to do with the corporate organization and capitalization of Seller. Buyer and its designated agents shall have reasonable access to such books and records and may make excerpts therefrom and copies thereof.

         1.2.5 TAX RECORDS. Seller's income and franchise tax returns and tax records. Buyer and its designated agents shall have reasonable access to such records and may make excerpts therefrom and copies thereof.

         1.2.6 AFFILIATE OBLIGATIONS. Notes, drafts, accounts receivable or other obligations for the payment of money, made or owed to Seller by any Affiliate of Seller, except for: (a) obligations reflected on the Balance Sheet; and (b) as disclosed in SCHEDULE 4.19.3 attached hereto.

2.  ASSUMPTION OF LIABILITIES.

    2.1 LIABILITIES TO BE ASSUMED. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall assume and timely perform and discharge to the extent indicated below the following, and only the following, specific debts, liabilities and obligations of Seller (collectively, the "ASSUMED LIABILITIES"):

         2.1.1 BALANCE SHEET LIABILITIES. All liabilities reflected or reserved against on the balance sheet of Seller dated as of April 30, 1997 in the form of EXHIBIT B attached hereto (the "BALANCE SHEET"), but only in the amounts so reflected or reserved.

         2.1.2 CONTRACTUAL LIABILITIES. Seller's liabilities and obligations arising under and pursuant to the Assumed Contracts, the Letter of Credit and any other contracts of which Buyer receives benefits.

         2.1.3 LIABILITIES UNDER PERMITS AND LICENSES. Seller's obligations arising under any permits or licenses listed in SCHEDULE 4.9.2 attached hereto and assigned to Buyer at the Closing.

         2.1.4 PRODUCT WARRANTIES. Seller's obligations for repair and replacement of Products in accordance with the terms of Seller's standard written warranty as set forth in


                                       4.

SCHEDULE 4.18 attached hereto, or any customer agreement on products produced by Seller subject to contribution by Seller as set forth in Section 3.4 hereof.

         2.1.5 ORDINARY COURSE OF BUSINESS; BUYER CONDUCT. All liabilities of Seller which accrue after April 30, 1997 in the ordinary course of business.

         2.1.6 PERSONNEL COMMITMENTS. All liabilities of Seller to its employees (except for the Bonuses provided for in Section 6.1 hereof) as reflected in employment agreements, offer letters, compensation plans, compensation reviews, commitments to change compensation, benefit plans, or personnel files which have been delivered or disclosed to Buyer.

         2.1.7 IMMIGRATION. All liabilities of Seller for legal and other direct costs associated with obtaining U.S. work visas for the employees listed on SCHEDULE 2.1.7 attached hereto.

         2.1.8 401(K) PLAN TERMINATION COSTS. All penalties, termination charges, administrative charges and other costs associated with the termination of Seller's current 401(k) Plan, including but not limited to, back-end sales charges in an amount expected to be approximately $51,445 and market value adjustment charges for premature termination of investment vehicles in an amount expected to be approximately $25,965.

    2.2 LIABILITIES NOT TO BE ASSUMED. Except as and to the extent specifically set forth in Section 2.1 hereof, Buyer is not assuming any debts, liabilities, obligations or contracts of Seller and all such debts, liabilities, obligations and contracts shall be and remain the responsibility of Seller. Without limiting the generality of the foregoing and except as specifically set forth in Section 2.1, Buyer is not assuming and Seller shall not be deemed to have transferred to Buyer the following debts, liabilities, obligations and contracts of Seller:

         2.2.1 CERTAIN CONTRACTS. The obligations of Seller under and pursuant to the Loan Agreements and any other contracts listed in SCHEDULE 2.2.1 attached hereto.

         2.2.2 TAXES ARISING FROM TRANSACTION. Except as disclosed in the Balance Sheet, any United States, foreign, state or other taxes legally imposed upon Seller arising out of the sale or transfer of the Purchased Assets to Buyer and the other transactions contemplated by this Agreement, including but not limited to any income, transfer, sales, use, gross receipts or documentary stamp taxes.

         2.2.3 INCOME AND FRANCHISE TAXES. Except as disclosed in the Balance Sheet, any liability or obligation of Seller for Federal income taxes and any state or local income, profit, sales or franchise taxes (and any penalties or interest due on account thereof).

         2.2.4 INSURED CLAIMS. Any liability of Seller insured against, to the extent such liability is or will be paid by an insurer.


                                       5.

         2.2.5 PRODUCT LIABILITY. For a period of one (1) year following the Closing Date, any liability or obligation of Seller for claims made for injury or damage to any person or property or to the Business, arising out of or in any way relating to or resulting from any product manufactured, assembled or sold prior to the Closing Date, whether made in product liability, tort, breach of warranty or otherwise), except only that to the limited extent set forth in
Section 2.1.4, Buyer has agreed to absorb a portion of Seller's liabilities and obligations for repair and replacement under and pursuant to Seller's standard written product warranty or customer agreement on products produced by Seller as set forth in SCHEDULE 4.18 attached hereto.

         2.2.6 LITIGATION MATTERS. Any liability or obligation with respect to any suits, actions, claims or proceedings filed or asserted against Seller, whether or not described in SCHEDULE 4.18 attached hereto.

         2.2.7 INFRINGEMENTS. Any liability of Seller to a third party under its intellectual property or other proprietary rights, including, but not limited to, claims arising out of the actions of Seller in the manufacture, use or sale of goods or apparatus, the performance of services, or the copying, modifying, distributing, performing or displaying of any work.

         2.2.8 TRANSACTION EXPENSES. All liabilities, costs, obligations or expenses incurred by Seller in connection with this Agreement and the transactions contemplated herein. Buyer acknowledges that Seller will pay for such transaction expenses from Seller's operating accounts and that such transaction expenses will not, directly or indirectly, cause any adjustment to the Purchase Price. However, Seller shall pay to Buyer any unused balances of retainers advanced by Seller for such transaction expenses.

         2.2.9 LIABILITY FOR BREACH. Liabilities and obligations of Seller for any breach or failure to perform any of Seller's covenants and agreements contained in, or made pursuant to, this Agreement, or, prior to the Closing, any other contract, whether or not assumed hereunder, including any breach arising from assignment of contracts hereunder without consent of third parties.

         2.2.10 EMPLOYMENT PLANS. Except as provided in Section 6.2 hereof, any liabilities or obligations under any employee benefit plan maintained or contributed to by Seller.

         2.2.11 LIABILITIES TO AFFILIATES. Liabilities and obligations of Seller to its present or former Affiliates except for: (a) obligations of Seller reflected or reserved against on the Balance Sheet; (b) Seller's obligations to pay salaries and accrued vacation pay (excepting the Bonuses provided for in Section 6.1 hereof) to its employees; and (c) as disclosed in
SCHEDULE 4.19.3 attached hereto.

         2.2.12 VIOLATION OF LAW. Liabilities and obligations of Seller for any violation of or failure to comply with any statute, law, rule, regulation, order, writ, injunction or decree of any court or governmental authority.


                                       6.

3.  PURCHASE PRICE - PAYMENT.

    3.1 PURCHASE PRICE. The purchase price (the "PURCHASE PRICE") for the Purchased Assets shall be the sum of: (a) Nine Million Five Hundred Thousand Dollars ($9,500,000) less the amount of the Bonuses (as defined in Section 6.1 hereof), if any; PLUS (b) the assumption of the Assumed Liabilities.

    3.2 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid by Buyer as follows:

         3.2.1 FIRST DEPOSIT. Prior to the execution of this Agreement and pursuant to the terms of a Memorandum of Understanding dated June 3, 1997 between Buyer and Seller, Buyer delivered to the Escrow Agent a deposit of Two Hundred Thousand Dollars ($200,000) (the "FIRST DEPOSIT"). The Memorandum of Understanding governs the payment terms of the First Deposit.

         3.2.2 SECOND DEPOSIT. Upon the execution of this Agreement, Buyer shall deliver to the Escrow Agent a deposit of Six Hundred Thousand Dollars ($600,000) (the "SECOND DEPOSIT"). The Second Deposit, plus any accrued interest, shall be delivered to Seller at the earlier of the Closing Date or the date which is thirty (30) days after the date of this Agreement unless: (a) the value of the Purchased Assets has declined by more than Two Hundred Thousand Dollars ($200,000) from the value of the Purchased Assets as reported in the Balance Sheet; or (b) Buyer shall have terminated, or commenced the process of terminating, this Agreement pursuant to Section 13.2.1 hereof; in which case the Second Deposit, plus any accrued interest, shall be returned to Buyer.

         3.2.3 ASSUMPTION OF LIABILITIES. At the Closing, Buyer shall deliver to Seller such documents and instruments as are reasonably required to evidence the assumption of the Assumed Liabilities.

         3.2.4 CASH TO SELLER. At the Closing, Buyer shall deliver to Seller the amount required to be paid in Section 3.1(a) hereof less the First Deposit, the Second Deposit and the Indemnification Escrow Amount (as defined below).

         3.2.5 METHOD OF PAYMENT. All payments under this Section 3.2 shall be made in the form of certified or official bank check payable to the order of the recipient or, at the recipient's option, by wire transfer of immediately available funds to an account designated by the recipient not less than forty-eight (48) hours prior to the time for payment specified herein.

    3.3 INDEMNIFICATION ESCROW. At the Closing, Buyer shall deliver the amount of Three Hundred Fifty Thousand Dollars ($350,000) (the "INDEMNIFICATION ESCROW AMOUNT") to the Escrow Agent to be held in a segregated interest-bearing account as provided for in this Section 3.3 (the "INDEMNIFICATION ESCROW"). The Escrow Agent shall hold the Indemnification Escrow Amount until 5:00 p.m. (Pacific Standard Time) on the first anniversary of the Closing Date (the "FIRST ANNIVERSARY DATE") for the purpose of paying


                                       7.

for: (a) any claims for indemnity made by Buyer pursuant to Article 11 hereof; and (b) any claim for a Warranty Credit made by Buyer pursuant to Section 3.4 hereof. In the event that no such claim(s) are made by Buyer by the First Anniversary Date, Indemnification Escrow Amount, together with any interest earned thereon, shall be paid by the Escrow Agent to Seller promptly thereafter. In the event that Buyer makes one or more such claim(s) by the First Anniversary
Date: (a) the amount of such claim(s) shall continue to be held in the Indemnification Escrow and the Indemnification Escrow shall be extended after the First Anniversary Date until such time as such claim(s) is finally resolved; and (b) on the First Anniversary Date, the Escrow Agent shall pay to Seller the difference between the Indemnification Escrow Amount, including accrued interest, and the amount of such claims; (c) as each such claim is resolved, the Escrow Agent shall pay to Seller the excess, if any, of the amount reserved for such claim over the amount paid on such claim; and (d) upon the earlier of that date which is three (3) years after the Closing Date or when all such claims have been resolved, the Escrow Agent shall pay to Seller the entire remaining balance of the Indemnification Escrow Amount, including accrued interest. Buyer shall give Seller written notice of each third-party claim and the terms on which Buyer intends to resolve such claim. Following receipt of such notice, Seller shall have the opportunity to promptly resolve such claim on more favorable terms if it chooses to do so.

    3.4 WARRANTY CREDIT. In the event that Buyer's expenses for repair and replacement warranty work under the terms and conditions of Seller's warranties from the period from the Closing Date until six (6) months after the Closing Date exceeds the amount Buyer deems to be appropriate in the ordinary course of business by more than $100,000, Buyer shall be entitled to a credit against the Purchase Price (the "WARRANTY CREDIT") equal to the amount of such excess.

    3.5 ALLOCATION OF PURCHASE PRICE. The aggregate Purchase Price (including the assumption by Buyer of the Assumed Liabilities) shall be allocated among the Purchased Assets for tax purposes in accordance with EXHIBIT C attached hereto. Seller and Buyer shall follow and use such allocation in all income, sales registration and other tax returns, filings or other related reports made by them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the Internal Revenue Service (the "IRS") under the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "CODE"), or any regulations thereunder, Buyer and Seller will disclose such reports to the other prior to filing with the IRS.

4.  REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER.

    Seller and Shareholder, jointly and severally, make the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer other than as specifically disclosed in any Schedule delivered hereunder or the Side Letter, and shall survive the Closing of the transactions provided for herein.


                                       8.

    4.1  CORPORATE.

         4.1.1 ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         4.1.2 CORPORATE POWER. Seller has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as and where such is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and to carry out the transactions contemplated hereby and thereby.

         4.1.3 QUALIFICATION. Seller is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. The states in which Seller is licensed or qualified to do business are listed in
SCHEDULE 4.1.3 attached hereto.

         4.1.4 NO SUBSIDIARIES. Seller does not own any interest in any corporation, partnership or other entity.

         4.1.5     NO DISSOLUTION; LIQUIDATION, ETC.  Except as provided in
SCHEDULE 4.1.5 attached hereto, neither the Board of Directors nor the holders of any class of outstanding capital stock of Seller has adopted any resolution or taken any other action with respect to dissolution, liquidation or winding up of Seller, no such resolution or other action is proposed, under consideration or contemplated, and there is no proceeding or other action pending or, to the knowledge of Seller or Shareholder, threatened, proposed or contemplated by any court, administrative or governmental agency, instrumentality, commission, authority, board or body with respect to any dissolution, liquidation or winding up of Seller, nor is there any basis for any such proceeding or other action.

    Attached hereto as SCHEDULE 4.1.5 is a true and correct list showing for any time period during the last seven years: (a) all names under which Seller or any predecessor to Seller (a "PREDECESSOR") has conducted business, together with the type of entity of each Predecessor, (b) the domicile of Seller and each Predecessor, and the location of the chief executive office of Seller and each Predecessor, (c) each location (indicating street address, city, county and state) at which Seller or any Predecessor conducted business or stored property, and (d) each location where the records of accounts receivable of Seller or any Predecessor were maintained.

    4.2 AUTHORITY. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors and shareholders of Seller. No other or further corporate act or proceeding on the part of Seller, its Board of Directors or any of its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Seller pursuant hereto or the consummation of the transactions contemplated


                                       9.

hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Seller pursuant hereto will constitute, valid binding agreements of Seller, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

    4.3 NO VIOLATION. Except as set forth on SCHEDULE 4.3 attached hereto, the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto, and the consummation by Seller of the transactions contemplated hereby and thereby:

         4.3.1 will not violate any statute or law or any rule, regulation, order, writ, injunction or decree of any court or governmental authority, including but not limited to, any laws governing bulk sales;

         4.3.2 will not require any authorization, consent, approval, exemption or other action by or notice to any court, administrative or governmental agency, instrumentality, commission, authority, board or body (including, without limitation, under any "plant-closing" or similar law); or

         4.3.3     subject to obtaining the consents referred to in
SCHEDULE 4.3 attached hereto, will not violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined in Section 4.10.1 hereof) upon any of the assets of Seller under, any term or provision of the Articles of Incorporation, Bylaws or other constituent documents of Seller or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Seller or any shareholder of Seller is a party or by which Seller, any shareholder of Seller or any of Seller's assets or properties may be bound or affected;

except for any violation, failure to obtain a consent or authorization or default which has not and will not have a material adverse effect on the business, financial condition or results of operations of Seller.

    4.4 FINANCIAL STATEMENTS. Included as SCHEDULE 4.4 attached hereto are true and complete copies of the audited financial statements of Seller consisting of balance sheets and cash flow and income statements of Seller as of December 31, 1995, 1996 (including the notes contained therein or annexed thereto) (collectively, including all notes and schedules contained therein or annexed thereto, the "FINANCIAL STATEMENTS") and unaudited interim financial statements through April 30, 1997, consisting of the Balance Sheet, and cash flow and income statements, and the related statements of income and cash flows for the years then ended (the "UNAUDITED STATEMENTS"). The Financial Statements have been reported on, and are accompanied by, the signed, unqualified opinions of Ernst & Young LLP, independent auditors for Seller for such years. The Financial Statements are true, complete and accurate, have been prepared by the accrual method in accordance with GAAP applied on a consistent basis, have been prepared in accordance with the books and records of Seller,


                                       10.

and fairly present, in accordance with GAAP, the assets, liabilities and financial position, the results of operations and the cash flows of Seller as of the dates and for the years and periods indicated. The Unaudited Statements are true, complete and accurate, have been prepared in accordance with the books and records of Seller, and fairly present the assets, liabilities and financial position, the results of operations and the cash flows of Seller as of the date and for the period indicated.

    4.5  TAX MATTERS.

         4.5.1 PROVISION FOR TAXES. The provision made for taxes in the Balance Sheet is sufficient for the payment of all federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes (and any interest and penalties) and assessments, whether or not disputed at the Balance Sheet Date, and for all years and periods prior thereto. Since the Balance Sheet Date, Seller has not incurred any taxes other than taxes incurred in the ordinary course of business consistent in type and amount with past practices of Seller.

         4.5.2 TAX RETURNS FILED. Except as set forth on SCHEDULE 4.5.2 attached hereto, all federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of Seller have been timely filed and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. Seller has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries, wages and other compensation, remuneration or benefits paid to the employees of Seller.

         4.5.3 TAX AUDITS. The federal and state income tax returns of Seller have been audited by the IRS and appropriate state taxing authorities for the periods and to the extent set forth in SCHEDULE 4.5.3 attached hereto, and Seller has not received from the IRS or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by Seller. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

         4.5.4 CONSOLIDATED GROUP. Seller is not, and has never been, a member of an affiliated group of corporations that filed a consolidated tax return.

         4.5.5 OTHER. Except as set forth in SCHEDULE 4.5.5 attached hereto, since December 31, 1996 Seller has not (a) filed any consent or agreement under Section 341(f) of the Code, (b) applied for any tax ruling, (c) entered into a closing agreement with any taxing authority, (d) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (e) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of Section 280G of the Code, or (f) been a party to any tax allocation or tax sharing agreement.


                                       11.

    4.6  ABSENCE OF CERTAIN CHANGES.  Except as and to the extent set forth in
SCHEDULE 4.6 attached hereto, since the Balance Sheet Date there has not been:

         4.6.1 NO MATERIAL ADVERSE CHANGE. Any material adverse change in the financial condition, assets, liabilities, business, prospects or operations of Seller;

         4.6.2 NO COMMITMENTS. Any commitment or transaction by Seller (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

         4.6.3 NO DIVIDENDS. Any declaration, setting aside, or payment of any dividend or any other distribution in respect of Seller's capital stock; any redemption, purchase or other acquisition by Seller of any capital stock of Seller, or any security relating thereto; or any other payment to any shareholder of Seller as such a shareholder;

         4.6.4 NO INDEBTEDNESS. Any indebtedness for borrowed money incurred, assumed or guaranteed by Seller;

         4.6.5 NO LIENS. Any mortgage, pledge, lien or encumbrance made on any of the properties or assets of Seller;

         4.6.6 NO AMENDMENT OF CONTRACTS. Any entering into, amendment or termination by Seller of any contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

         4.6.7 LOANS AND ADVANCES. Any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any officer, director or employee of Seller, or Shareholder or any Affiliate; or

         4.6.8 NO UNUSUAL EVENTS. Any other event or condition not in the ordinary course of business of Seller.

    4.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent specifically disclosed in the Balance Sheet, or in SCHEDULE 4.7 attached hereto, Seller does not have any known liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise), other than commercial liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and consistent with past practice which in the aggregate have not and will not have a material adverse effect on the business, financial condition or results of operations of Seller. Except as and to the extent described in the Balance Sheet or in SCHEDULE 4.7 attached hereto, neither Seller nor Shareholder has knowledge of any basis for the assertion against Seller of any liability and, to the best of Seller's and Shareholder's knowledge, there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to liabilities, except commercial liabilities and obligations incurred in the ordinary course of Seller's business and consistent with past practice.


                                       12.

    4.8 NO LITIGATION. Except as set forth in SCHEDULE 4.8 attached hereto, there is no known action, suit, arbitration or other proceeding, investigation or inquiry pending or threatened against Seller, its directors (in such capacity), Shareholder (in such capacity), its business or any of its assets, nor does Seller or Shareholder know, or have grounds to know, of any basis for any such proceedings, investigations or inquiries. SCHEDULE 4.8 attached hereto also identifies all such actions, suits, proceedings, investigations and inquiries to which Seller, any of its directors or Shareholder have been parties since December 31, 1996. Except as set forth in SCHEDULE 4.8 attached hereto, neither Seller nor its business or assets is subject to any known judgment, order, writ or injunction of any court, arbitrator or federal, state, foreign, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

    4.9  COMPLIANCE WITH LAWS.

         4.9.1 COMPLIANCE. Except as set forth in SCHEDULE 4.9.1 attached hereto, Seller (including each and all of its operations, practices, properties and assets) is in compliance with all applicable federal, state, local and foreign laws, ordinances, orders, rules and regulations (collectively, "LAWS"), including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising, except for any violation which would not have a material adverse effect on the business, financial condition or results of operations of Seller. Except as set forth in SCHEDULE 4.9.1 attached hereto, Seller has not received notice of any violation or alleged violation of, and is subject to no liability (whether accrued, absolute, contingent, direct or indirect) for past or continuing violation of, any Laws. All reports and returns required to be filed by Seller with any governmental authority have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing:

              4.9.1.1 The operation of Seller's business as it is now conducted does not, nor does any condition existing at any of the Facilities, in any manner constitute a nuisance or other tortious interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of such business or the manner in which it is now conducted.

              4.9.1.2 Seller has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts, and each of such accounts has a positive balance.

              4.9.1.3 Seller has delivered to Buyer copies of all reports of Seller for the past five (5) years required under the federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws and regulations. The deficiencies, if any, noted on such reports have been corrected.


                                       13.

         4.9.2 LICENSES AND PERMITS. Seller has all licenses, permits, approvals, authorizations and consents of all governmental and regulatory authorities and all certification organizations required for the conduct of the business (as presently conducted) and operation of the Facilities. All such licenses, permits, approvals, authorizations and consents are described in
SCHEDULE 4.9.2 attached hereto, are in full force and effect. Except as set forth in SCHEDULE 4.9.2 attached hereto, Seller (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents.

    4.10 TITLE TO AND CONDITION OF PROPERTIES.

         4.10.1 MARKETABLE TITLE. Seller has good and marketable title to all the Purchased Assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, lease purchase agreements, financing leases, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "LIENS") except those described in SCHEDULE 4.10.1 attached hereto; and, in the case of real property, Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings (and which have been sufficiently accrued or reserved against in the Balance Sheet), municipal and zoning ordinances and easements for public utilities, none of which interfere with the continued use of the property as currently utilized ("PERMITTED REAL PROPERTY LIENS"). At the Closing, Buyer will receive good and marketable title to all the Purchased Assets, free and clear of all Liens of any nature whatsoever except those described in SCHEDULE 4.10.1 attached hereto and Permitted Real Property Liens.

         4.10.2 CONDITION. To the best of Seller's and Shareholder's knowledge, except as disclosed in SCHEDULE 4.10.2 attached hereto, all tangible assets (real and personal) constituting Purchased Assets hereunder are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the continuing and safe use thereof in the conduct of the normal operations of Seller), have been maintained consistent with the standards generally followed in the industry and applicable legal standards and are sufficient to carry on the business of Seller as conducted during the preceding 12 months. To the best of Seller's and Shareholder's knowledge, all buildings, plants and other structures owned or otherwise utilized by Seller are in good condition and repair and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

         4.10.3 REAL PROPERTY. SCHEDULES 1.1.2 and 1.1.3 attached hereto set forth all real property owned, used or occupied by Seller (the "REAL PROPERTY"). To the best of Seller's and Shareholder's knowledge, no portion of any of the Real Property has been used as a landfill or for storage or landfill of hazardous or toxic materials.

         4.10.4 NO CONDEMNATION OR EXPROPRIATION. To the best of Seller's and Shareholder's knowledge, neither the whole nor any portion of the property or any other assets of Seller is subject to any governmental decree or order to be sold or is being


                                       14.

condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor to the best of Seller's and Shareholder's knowledge, has any such condemnation, expropriation or taking been proposed.

    4.11 INSURANCE. Set forth in SCHEDULE 4.11 attached hereto is a complete and accurate list of all policies of fire, casualty, general liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of Seller, true and correct copies of which have heretofore been delivered to Buyer. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of Seller, of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated; and no such policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. No notice of cancellation or termination has been received with respect to any such policy, and neither Seller nor Shareholder has knowledge of any act or omission of Seller which could result in cancellation of any such policy prior to its scheduled expiration date. There is no claim by Seller pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and neither Seller nor Shareholders knows of any basis for denial of any claim under any such policy.

    4.12 CONTRACTS AND COMMITMENTS.

         4.12.1 REAL PROPERTY LEASES. Except as set forth in SCHEDULE 1.1.3 attached hereto, Seller has no leases of real property.

         4.12.2    PERSONAL PROPERTY LEASES.  Except as set forth in
SCHEDULE 1.1.4 attached hereto, Seller has no leases of personal property.

         4.12.3 PURCHASE COMMITMENTS. Seller has no purchase commitments for inventory items or supplies that, together with amounts on hand, constitute in excess of 3 months normal usage, or which are at an excessive price.

         4.12.4 SALES CONTRACTS AND COMMITMENTS. Seller has no sales contracts or commitments except those made in the ordinary course of business, at arm's length, and no such contracts or commitments are for a sales price which would result in a loss to Seller.

         4.12.5 CONTRACTS WITH AFFILIATES AND CERTAIN OTHERS. Except as disclosed in SCHEDULE 4.12.5, Seller has no agreement, understanding, contract or commitment (written or oral) with any Affiliate, employee or consultant that by its terms is not cancelable by Seller on notice of not longer than thirty
(30) days without liability, penalty or premium of any nature or kind whatsoever.

         4.12.6 POWERS OF ATTORNEY. Except as disclosed in SCHEDULE 4.12.6, Seller has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.


                                       15.

         4.12.7    COLLECTIVE BARGAINING AGREEMENTS.  Except as set forth in
SCHEDULE 4.12.7 attached hereto, Seller is not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups. Copies of all such agreements have heretofore been delivered to Buyer.

         4.12.8 LOAN AGREEMENTS. Except as set forth in SCHEDULE 4.12.8 attached hereto, Seller is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

         4.12.9 GUARANTEES. Except as disclosed on SCHEDULE 4.12.9 attached hereto, Seller has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

         4.12.10 BURDENSOME OR RESTRICTIVE AGREEMENTS. Except as disclosed on SCHEDULE 4.12.10 attached hereto, Seller is not a party to nor is it bound by any agreement requiring Seller to assign any interest in any trade secret or proprietary information, or prohibiting or restricting Seller from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

         4.12.11 SALES REPRESENTATIVE, DISTRIBUTORSHIP AND LICENSE AGREEMENTS. SCHEDULE 4.12.11 attached hereto contains a true and complete list of all distributorship, sales representative and manufacturing license agreements. There are no other agreements, oral or written, with any distributor, sales representative or manufacturing licensee except as set forth in SCHEDULE 4.12.11 attached hereto.

         4.12.12 OTHER MATERIAL CONTRACTS. Seller has no lease, contract or commitment of any nature involving consideration or other expenditure in excess of $10,000, or involving performance over a period of more than three months, or which is otherwise individually material to the operations of Seller, except as explicitly described in SCHEDULE 4.12.12 attached hereto or in any other Schedule attached hereto.

         4.12.13 NO DEFAULT. Except as set forth in SCHEDULE 4.12.13 attached hereto, Seller is not in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Seller's obligations or result in the creation of any Lien on any of the assets owned, used or occupied by Seller. To the best of Seller's and Shareholder's knowledge, no third party is in default under any lease, contract or commitment to which Seller is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

    4.13 LABOR MATTERS. Except as set forth in SCHEDULE 4.13 attached hereto, within the last five years Seller has not experienced any labor disputes, union organization attempts


                                       16.

or any work stoppage due to labor disagreements in connection with its business. Seller is not a party to or bound by, and has never been a party to or bound by, any union contract, collective bargaining agreement or similar contract.

    4.14 EMPLOYEE BENEFIT PLANS.

         4.14.1    DISCLOSURE.  Seller has no "defined benefit" plan.
SCHEDULE 4.14.1 attached hereto sets forth all pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, "golden parachutes," collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")). No such employee benefit plan is a "multiemployer plan" (as defined in Section 4001 of ERISA), and Seller has never contributed nor been obligated to contribute to any such multiemployer plan. SCHEDULE 4.14.1 attached hereto also lists and contains those provisions of all employee manuals, and all written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons employed by Seller ("SELLER EMPLOYEES") with respect to intellectual property developed by Seller or Seller Employees, or with respect to obligations of confidentiality related to Seller's affairs or property.

         4.14.2 TERMINATIONS, PROCEEDINGS, PENALTIES, ETC. With respect to each employee benefit plan that is subject to the provisions of Title IV of ERISA and with respect to which Seller or any of its assets may, directly or indirectly, be subject to any liability, contingent or otherwise, or the imposition of any lien (whether by reason of the complete or partial termination of any such plan, the funded status of any such plan, any "complete withdrawal" (as defined in Section 4203 of ERISA) or "partial withdrawal" (as defined in Section 4205 of ERISA) by any person from any such plan, or otherwise):

              4.14.2.1 no such plan has been terminated so as to subject, directly or indirectly, any assets of Seller to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA;

              4.14.2.2 no proceeding has been initiated or threatened by any person (including the Pension Benefit Guaranty Corporation ("PBGC")) to terminate any such plan;

              4.14.2.3 no condition or event currently exists or currently is expected to occur that could subject, directly or indirectly, any assets of Seller to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA, whether to the PBGC or to any other person or otherwise on account of the termination of any such plan;


                                       17.

              4.14.2.4 if any such plan were to be terminated as of the Closing Date, no assets of Seller would be subject, directly or indirectly, to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA;

              4.14.2.5 no "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to any such plan;

              4.14.2.6 no such plan which is subject to Section 302 of ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived; and

              4.14.2.7 no such plan is a multiemployer plan or a plan described in Section 4064 of ERISA.

         4.14.3    PROHIBITED TRANSACTIONS, ETC.  There have been no
"prohibited transactions" within the meaning of Section 406 or 407 of ERISA or
Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any employee benefit plan, and no event or omission has occurred in connection with which Seller or any of its assets or any employee benefit plan, directly or indirectly, could be subject to any liability under ERISA, the Code or any other law, regulation or governmental order applicable to any employee benefit plan, including, without limitation,
Section 406, 407, 409, 501, 502, 510, 511, 601, 4062, 4063, 4069, 4071, or 4201
of ERISA, or Section 4971, 4972, 4975, 4976, 4977, 4979 or 4980B of the Code, or
under any agreement, instrument, statute, rule of law or regulation pursuant to or under which Seller has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such statute, regulation or order.

         4.14.4 FULL FUNDING. The funds available under each employee benefit plan which is intended to be a funded plan exceed the amounts required to be paid, or which would be required to be paid if such Plan were terminated, on account of rights vested or accrued as of the Closing Date (using the actuarial methods and assumptions then used by Seller's actuaries in connection with the funding of such Plan), and there is no unfunded portion of Seller's 401(k) Plan.

         4.14.5    CONTROLLED GROUP; AFFILIATED SERVICE GROUP; LEASED
EMPLOYEES. Seller is not and never has been a member of a controlled group of corporations as defined in Section 414(b) of the Code or in common control with any unincorporated trade or business as determined under Section 414(c) of the Code. Seller is not and never has been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. There are not and never have been any leased employees within the meaning of Section 414(n) of the Code who perform services for Seller, and no individuals are expected to become leased employees.

         4.14.6 PAYMENTS AND COMPLIANCE. With respect to each employee benefit plan, (a) all payments due from Seller to date have been made and all amounts properly


                                       18.

accrued to date as liabilities of Seller which have not been paid have been properly recorded on the books of Seller and are reflected in the Balance Sheet;
(b) Seller has complied with, and each such employee benefit plan conforms in form and operation to, all applicable laws and regulations, including but not limited to ERISA and the Code, in all respects and all reports and information relating to such employee benefit plan required to be filed with any governmental entity have been timely filed; (c) all reports and information relating to each such employee benefit plan required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided;
(d) each such employee benefit plan which is intended to qualify under
Section 401 of the Code has received a favorable determination letter from the IRS with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption; (e) there are no actions, suits or claims pending (other than routine claims for benefits) or threatened with respect to such employee benefit plan or against the assets of such employee benefit plan; and (f) no employee benefit plan is a plan which is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.

         4.14.7 NO TRIGGERING OF OBLIGATIONS. Except as provided in Sections 2.1.8, 6.1 and 6.2 hereof, and except for accelerated vesting which will result from the termination of Seller's 401(k) Plan as a result of the transactions contemplated by this Agreement, the consummation of the transactions contemplated by this Agreement will not (a) entitle any current or former employee of Seller to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement; (b) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee; (c) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available; or (d) result in Buyer being or becoming liable to any Seller Employee or liable for any amount owed to or under any employee benefit plan.

    4.15 EMPLOYMENT COMPENSATION. SCHEDULE 4.15 attached hereto contains a true and correct list of all employees to whom Seller is paying compensation, including bonuses and incentives, at an annual rate in excess of $50,000 for services rendered or otherwise; and in the case of salaried employees such list identifies the current annual rate of compensation for each employee and in the case of hourly or commission employees identifies certain reasonable ranges of rates and the number of employees falling within each such range.

    4.16 TRADE RIGHTS. SCHEDULE 1.1.1 attached hereto lists all Trade Rights of the type described in clauses (a), (b), (c) or (d) of Section 1.1.1 in which Seller now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by Seller, and also indicating which of such Trade Rights are registered. All Trade Rights shown as registered in SCHEDULE 1.1.1 attached hereto have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. In order to conduct the business of Seller, as such is currently being conducted, to the best of Seller's and Shareholder's knowledge, Seller does not require


                                       19.

any Trade Rights that it does not already have. To the best of Seller's and Shareholder's knowledge, Seller is not infringing and has not infringed any Trade Rights of another in the operation of the business of Seller, nor is any other person infringing the Trade Rights of Seller. Seller has not granted any license or made any assignment of any Trade Right listed on SCHEDULE 4.16 attached hereto, nor does Seller pay any royalties or other consideration for the right to use any Trade Rights of others. To the best of Seller's and Shareholder's knowledge, except as set forth in SCHEDULE 4.16 attached hereto, there are no inquiries, investigations or claims or litigation challenging or threatening to challenge Seller's right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of Seller. Except as set forth in SCHEDULE 4.16 attached hereto, all Trade Rights of Seller are valid, enforceable and, if registered, in good standing, and there are no equitable defenses to enforcement based on any act or omission of Seller.

    4.17 MAJOR CUSTOMERS; DEALERS AND DISTRIBUTORS. The Side Letter contains a list of the ten (10) largest customers and all distributors of Seller for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year.

    4.18 PRODUCT WARRANTY AND PRODUCT LIABILITY. SCHEDULE 4.18 attached hereto contains a true, correct and complete copy of Seller's standard warranty or warranties for sales of Products (as defined below). There have been no material variations from such warranties except as set forth in SCHEDULE 4.18 attached hereto. Except as stated in written customer agreements, there are no warranties, commitments or obligations with respect to the performance, return, repair or replacement of Products. SCHEDULE 4.18 attached hereto contains a description of all product liability claims and similar claims, actions, litigation and other proceedings relating to Products manufactured or sold, or services rendered, which are presently pending or which to Seller's or Shareholder's knowledge are threatened, or which have been asserted or commenced against Seller within the last two (2) years, in which a party thereto either requests injunctive relief (whether temporary or permanent) or alleges damages in excess of $30,000 (whether or not covered by insurance). As used in this
Section 4.18, the term "PRODUCTS" means any and all products currently or at any time previously manufactured, distributed or sold by Seller, or by any predecessor of Seller under any brand name or mark under which products are or have been manufactured, distributed or sold by Seller.

    4.19 AFFILIATES' RELATIONSHIPS TO SELLER.

         4.19.1 RELATIONSHIPS WITH AFFILIATES. All leases, contracts, agreements or other arrangements between Seller and any Affiliate are described on SCHEDULE 4.19.1 attached hereto. Except as shown on SCHEDULE 4.19.1 attached hereto, Seller has no business relationship with any Affiliate (other than the direct employment of an individual Affiliate as an employee, officer or director) where such Affiliate is a customer, supplier, vendor, licensor, lessor, landlord, distributor, sales representative, lender or borrower.
SCHEDULE 4.19.1 attached hereto contains a complete list of all business relationships of Seller with any Affiliate.


                                       20.

         4.19.2 NO ADVERSE INTERESTS. Except as shown on SCHEDULE 4.19.2 attached hereto, no Affiliate has any direct or indirect interest in (a) any entity which does business with Seller or is competitive with Seller's business, or (b) any property, asset or right which is used by Seller in the conduct of its business.

         4.19.3 OBLIGATIONS. All obligations of any Affiliate to Seller, and all obligations of Seller to any Affiliate, are listed on SCHEDULE 4.19.3 attached hereto.

    4.20 SOLE SHAREHOLDER. Shareholder owns one hundred percent (100%) of the issued and outstanding capital stock of Seller.

    4.21 ASSETS NECESSARY TO BUSINESS. To the best of Seller's and Shareholder's knowledge, except as disclosed in SCHEDULE 4.21 attached hereto, the Purchased Assets include all property and assets (except for the Excluded Assets), tangible and intangible, and all leases, licenses and other agreements, which are necessary to permit Buyer to carry on, or currently used or held for use in, the business of Seller as presently conducted.

    4.22 NO BROKERS OR FINDERS. Neither Seller nor any of its directors, officers, employees, Shareholder or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

    4.23 DISCLOSURE.  No representation or warranty by Seller and/or
Shareholder in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of Seller or Shareholder pursuant to this Agreement, nor any document or certificate delivered to Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any officer's certificate, Schedule or the Side Letter delivered by or on behalf of Seller and/or Shareholder shall be deemed representations and warranties by Seller and Shareholder.

    4.24 HART-SCOTT-RODINO ACT. In no year (fiscal or calendar) have the net sales or assets of Seller been $10,000,000 or more.

    4.25 DESIGN BY EMPLOYEES. Except as shown on SCHEDULE 4.25 attached hereto, the Software and the Supporting Material were specified, designed, written and produced entirely and solely by persons who were at all material times employees of Seller and who produced the Software and Supporting Material as part of their duties of employment or by independent contractors who have assigned all rights to the Software and the Supporting Material to Seller. No other persons were or have been involved in the specification, design, writing or production of the Software or the Supporting Material.


                                       21.

5.  REPRESENTATIONS AND WARRANTIES OF BUYER.

    Buyer makes the following representations and warranties to Seller and Shareholder, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Seller or any notice to Seller, and shall survive the Closing of the transactions provided for herein.

    5.1  CORPORATE.

         5.1.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

         5.1.2 CORPORATE POWER. Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

    5.2 AUTHORITY. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

    5.3 NO BROKERS OR FINDERS. Neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

    5.4 FINANCIAL CAPACITY. Buyer has the financial means necessary to consummate the transactions contemplated hereunder.

6.  EMPLOYEES - EMPLOYEE BENEFITS.

    6.1 SELLER EMPLOYEES. Immediately after the Closing, Buyer shall make offers of employment to all Seller Employees. Such offers of employment shall be on substantially the same terms and conditions as those in effect prior to the Closing. Prior to the Closing, Seller may pay bonuses based upon length of service (collectively, the "BONUSES") to some or all Seller Employees out of its operating funds and the parties hereto agree that the aggregate amount of such Bonuses shall be deducted from the Purchase Price paid pursuant to Section 3.1 hereof.


                                       22.

    6.2 BUYER'S RESPONSIBILITIES. Provided that a Seller Employee accepts Buyer's offer of employment made pursuant to Section 6.1 hereof, Buyer shall assume all of Seller's liabilities in connection with such Seller Employee, and Seller acknowledges and agrees that it shall retain any liability in connection with any Seller Employee who does not accept such offer of employment, PROVIDED, HOWEVER, that Buyer shall pay to any Seller Employee who does not accept Buyer's offer of employment two (2) weeks compensation. Buyer further indemnifies and holds Seller and Shareholder harmless for any losses arising directly or indirectly from, through or because of any Seller Employee for which it has assumed liability pursuant to the foregoing sentence, including any losses incurred from Buyer's failure to perform its covenants contained in Section 6.1 hereof.

    6.3 PAYROLL TAX. Seller agrees to make a clean cut-off of payroll and payroll tax reporting with respect to the Seller Employees paying over to the federal, state and city governments those amounts respectively withheld or required to be withheld for periods ending on or prior to the Closing Date. Seller also agrees to issue, by the date prescribed by IRS Regulations, Forms W-2 for salaries, wages and other compensation paid through the Closing Date. Except as set forth in this Agreement, Buyer shall be responsible for all payroll and payroll tax obligations with respect to employment compensation accruing after the Closing Date for the Seller Employees.

7.  OTHER MATTERS.

    7.1 NONCOMPETITION; CONFIDENTIALITY. Subject to the Closing, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the business of Seller being acquired pursuant to this Agreement.

         7.1.1 COVENANT NOT TO COMPETE. For a period of two (2) years from the Closing Date, neither Seller nor Shareholder will directly or indirectly engage in any Competitive Activities (as hereinafter defined). The term "COMPETITIVE ACTIVITIES" as used herein shall mean: working for, consulting to, advising or assisting competitors of Buyer with respect to the development or marketing of competing products in the business of computer systems performance and capacity planning software, year 2000 software compliance or disk storage devices or any business substantially similar thereto ("BUYER'S BUSINESS"), including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which competes with or is engaged in or carries on any aspect of Buyer's Business or any business substantially similar thereto, or soliciting customers or otherwise serving as an intermediary for any such competitor.

Notwithstanding the foregoing, the term "Competitive Activities" shall not include: (a) Shareholder's teaching and writing about, and consulting with respect to, Buyer's Business so long as such activities do not disclose proprietary information about Buyer's Business and are not knowingly provided to competitors of Buyer who market or intend to market products in such field; and
(b) the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed five percent (5%) of the outstanding shares of any such corporation. The


                                       23.

parties agree that the geographic scope of this covenant not to compete shall extend throughout the United States, Europe, Australia, Canada, Japan, Mexico, Korea, Hong Kong and Malaysia. The parties agree that Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of Buyer's Business or the Purchased Assets being acquired by Buyer hereunder. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

         7.1.2 COVENANT OF CONFIDENTIALITY. With the exception of Shareholder's activities expressly permitted pursuant to Section 7.1 hereof, neither Seller nor Shareholder shall at any time subsequent to the Closing, except as explicitly requested by Buyer, (a) use for any purpose, (b) disclose to any person, or (c) keep or make copies of documents, tapes, discs or programs containing, any confidential information concerning Seller. For purposes hereof, "confidential information" shall mean and include, without limitation, all Trade Rights in which Seller has an interest, all customer lists and customer information, and all other information concerning Seller's processes, apparatus, equipment, packaging, products, marketing and distribution methods, not previously disclosed to the public directly by Seller.

         7.1.3 EQUITABLE RELIEF FOR VIOLATIONS. Seller and Shareholder agree that the provisions and restrictions contained in this Section 7.1 are necessary to protect the legitimate continuing interests of Buyer in acquiring the business and goodwill of the business through the purchase of the Purchased Assets and the assumption of the Assumed Liabilities, and that any violation or breach of these provisions will result in irreparable injury to Buyer for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to Buyer for such violation or breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section 7.1.

    7.2 USE OF SELLER'S NAME. Following the Closing, neither Seller nor any Affiliate shall, without the prior written consent of Buyer, make any use of the name "Datametrics System Corporation" or any other name confusingly similar thereto, except as may be necessary for Seller to pay its liabilities, prepare tax returns and other reports, and to otherwise wind up and conclude its business. Seller agrees to change its name to "SpanServe Corporation" on or before the Closing.

    7.3 SALES TAX MATTERS. At or prior to the Closing, Seller shall obtain a sales tax clearance certificate from the State of Virginia.

    7.4 BULK SALES COMPLIANCE. Following the execution of this Agreement, Seller and Shareholder shall cooperate with Buyer in complying with all provisions of the bulk sales or bulk transfer statutes of all states having jurisdiction, including the provisions of the Code


                                       24.

of Virginia applicable to bulk transfers, in such a way as to provide Buyer the greatest measure of protection against the creditors of Seller allowable under all such statutes.

    7.5 INVESTIGATIONS. The respective representations and warranties of Seller, Shareholder and Buyer contained herein or in any certificates or other documents delivered at or prior to the Closing, shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

    7.6 TRANSITION COVERAGE FOR SHAREHOLDER. For a period of ninety (90) days after the Closing Date, Buyer agrees to permit Shareholder to have access to an office telephone and e-mail service, shall take telephone messages and forward telephone call, shall forward Shareholder's mail to any address directed by Shareholder and shall provide reasonable technical support to assist Shareholder in obtaining service from new electronic and internet providers. Buyer shall provide Seller with reasonable support, including the use of Buyer's employees to assist Seller in winding down Seller's business after the Closing.

8.  FURTHER COVENANTS OF SELLER AND SHAREHOLDER.

    Each of Seller and Shareholder covenant and agree as follows:

    8.1 ACCESS TO INFORMATION AND RECORDS. The parties understand that Buyer has completed its due diligence review of the Business. Notwithstanding the foregoing, during the period prior to the Closing, Seller shall give Buyer, its counsel, accountants and other representatives (a) reasonable access during normal business hours to all of the properties, books, records, contracts and documents of Seller for the purpose of such inspection, investigation and testing as Buyer deems appropriate (and Seller shall furnish or cause to be furnished to Buyer and its representatives all information with respect to the business and affairs of Seller as Buyer may request); (b) access to employees, agents and representatives for the purposes of such meetings and communications as Buyer reasonably desires; and (c) with the prior consent of Seller in each instance (which consent shall not be unreasonably withheld), access to vendors, customers, manufacturers of its machinery and equipment, and others having business dealings with Seller.

    8.2 BANK ACCOUNTS. Upon the execution of this Agreement, Seller shall provide to Buyer a list of each bank in which Seller has an account or safe deposit box, the name and number of each such account or box and the names of all persons authorized to draw thereon or who have access thereto, with the amounts they are authorized to draw.

    8.3 CONDUCT OF BUSINESS PENDING THE CLOSING. From the date hereof until the Closing, except as otherwise approved in writing by Buyer:

         8.3.1 NO CHANGES. Seller will carry on its business diligently and in the same manner as heretofore and will not make or institute any changes in its methods of purchase, sale, management, accounting or operation.


                                       25.

         8.3.2 MAINTAIN ORGANIZATION. Seller will take such action as may be necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of Seller and will use its best efforts to preserve the business organization of Seller intact, to keep available to Buyer the present officers and employees, and to preserve for Buyer its present relationships with suppliers and customers and others having business relationships with Seller.

         8.3.3 NO BREACH. Seller and Shareholder will not do or omit any act, or permit any omission to act, which may cause a breach of any material contract, commitment or obligation, or any breach of any representation, warranty, covenant or agreement made by Seller and/or Shareholder herein, or which would have required disclosure on SCHEDULE 4.6 attached hereto attached hereto had it occurred after the Balance Sheet Date and prior to the date of this Agreement.

         8.3.4 NO MATERIAL CONTRACTS. No contract or commitment will be entered into, and no purchase of raw materials or supplies and no sale of assets (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of Seller, except contracts, commitments, purchases or sales which (a) are (1) contracts or commitments for the purchase of, and purchases of, raw materials and supplies made in the ordinary course of business and consistent with past practice, (2) contracts or commitments for the sale of, and sales of, product or inventory in the ordinary course of business and consistent with past practice, or (3) other contracts, commitments, purchases or sales in the ordinary course of business and consistent with past practice, AND (b) are not material to Seller (individually or in the aggregate) and would not have been required to be disclosed in any Schedule had they been in existence on the date of this Agreement.

         8.3.5 NO CORPORATE CHANGES. Seller shall not amend its Articles of Incorporation or Bylaws or other constituent documents, make any changes in authorized or issued capital stock, or take or commence the taking of any action with respect to the dissolution, liquidation or winding up of Seller.

         8.3.6 MAINTENANCE OF INSURANCE. Seller shall maintain all of the insurance in effect as of the date hereof and shall procure such additional insurance as shall be reasonably requested by Buyer.

         8.3.7 MAINTENANCE OF PROPERTY. Seller shall use, operate, maintain and repair all property of Seller in a normal business manner.

         8.3.8 NO NEGOTIATIONS. Neither Seller nor Shareholder will directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of Seller, Seller's assets or business or any part thereof or any equity securities of Seller (an "ACQUISITION PROPOSAL"), and Seller and Shareholder shall immediately advise Buyer of the receipt of any Acquisition Proposal.


                                       26.

    8.4 CHANGE OF CORPORATE NAME. Concurrently with the Closing, Seller shall change its corporate name as provided in Section 7.2 hereof so as to permit the use of its present name by Buyer.

    8.5 CONSENTS. Seller and Shareholder will use their best efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby, including, without limitation, the consent of each lessor of real or personal property leased by Seller under leases being assumed by Buyer herein to assignment of the lessee's interest under the lease of such property to Buyer. All such consents shall be in writing and executed counterparts thereof shall be delivered to Buyer promptly after Seller's receipt thereof but in no event later than three (3) days prior to the Closing.

    8.6 OTHER ACTION. Seller and Shareholder shall use their best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties' obligations to consummate the transactions contemplated in this Agreement.

    8.7 DISCLOSURE. Seller and Shareholder shall have a continuing obligation to promptly notify Buyer in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate.

    8.8 DISTRIBUTORSHIP AND SALES REPRESENTATIVE AGREEMENTS. Prior to the Closing Date, Seller shall advise its distributors and sales representatives that Seller is planning to sell the Business. Seller shall cooperate with Buyer in attempting to persuade each such distributor or sales representative desired by Seller to execute a new distributorship or sales representative agreement with Buyer.

9.  CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.

    Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

    9.1 REPRESENTATIONS AND WARRANTIES TRUE ON THE CLOSING DATE. Each of the representations and warranties made by Seller and Shareholder in this Agreement, and the statements contained in any Schedule or in the Side Letter or any instrument, list, certificate or writing delivered by Seller pursuant to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer.

    9.2 COMPLIANCE WITH AGREEMENT. Seller and Shareholder shall have in all material respects performed and complied with all of their agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the


                                       27.

Closing Date, including the delivery of the closing documents specified in
Section 12.1 hereof.

    9.3 ABSENCE OF SUIT. No action, suit or proceeding before any court or any governmental authority shall have been commenced or threatened, and, to the best of Seller's and Shareholder's knowledge, no investigation by any governmental or regulating authority shall have been commenced, against Buyer, Seller or any of the affiliates, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with, or imposing any condition on, any such transactions.

    9.4 CONSENTS AND APPROVALS. All approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Buyer. Notwithstanding the foregoing, receipt of the consent of any third party to the assignment of an Assumed Contract which is not (and is not required to be) disclosed in any Schedule shall not be a condition to Buyer's obligation to close, provided that the aggregate of all such Contracts does not represent a material portion of Seller's sales or expenditures. For a period of thirty (30) days after the Closing, Seller and Shareholder shall continue to use their best effects to obtain any such consents or approvals, and neither Seller nor Shareholder shall hereby be relieved of any liability hereunder for failure to perform any of their respective covenants or for the inaccuracy of any representation or warranty.

    9.5 ESTOPPEL CERTIFICATES. Seller shall have delivered to Buyer on or prior to the Closing Date an estoppel certificate or status letter from the landlord under each lease of real property which estoppel certificate or status letter will certify (a) the lease is valid and in full force and effect; (b) the amounts payable by Seller under the lease and the date to which the same have been paid; (c) whether there are, to the knowledge of said landlord, any defaults thereunder, and, if so, specifying the nature thereof; and (d) a statement that the transactions contemplated by this Agreement will not constitute default under the lease and that the landlord consents to the assignment of the lease to Buyer.

    9.6 SECTION 1445 AFFIDAVIT. Seller shall have delivered to Buyer an affidavit, in form satisfactory to Buyer, to the effect that Seller is not a "foreign person," "foreign corporation," "foreign partnership," "foreign trust," or "foreign estate" under Section 1445 of the Code, and containing all such other information as is required to comply with the requirements of such section.

10. CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS.

    Each and every obligation of Seller and Shareholder to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

    10.1 REPRESENTATIONS AND WARRANTIES TRUE ON THE CLOSING DATE. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and


                                       28.

as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

    10.2 COMPLIANCE WITH AGREEMENT. Buyer shall have in all material respects performed and complied with all of Buyer's agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the closing documents specified in
Section 12.2 hereof.

    10.3 ABSENCE OF SUIT. No action, suit or proceeding before any court or any governmental authority shall have been commenced or threatened, and no investigation by any governmental or regulating authority shall have been commenced, against Buyer, Seller or any of the affiliates, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with, or imposing any condition on, any such transactions.

11. INDEMNIFICATION.

    11.1 BY SELLER AND SHAREHOLDER. Subject to the terms and conditions of this Article 11, Seller and Shareholder, jointly and severally, hereby indemnify, defend and hold harmless Buyer, and its directors, officers, employees and controlled and controlling persons ("BUYER'S AFFILIATES"), from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer's Affiliates or the business and assets transferred to Buyer pursuant to this Agreement, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of Seller or Shareholder contained in or made pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the transactions contemplated hereby (regardless of whether such breach is deemed "material"); (b) the breach of any covenant of Seller or Shareholder contained in this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the transactions contemplated hereby (regardless of whether such breach is deemed "material"); (c) any Claim of or against Seller, the Purchased Assets or the business of Seller not specifically assumed by Buyer pursuant hereto and not covered by clause (d), or (d) any Claim for a Warranty Credit, but only to the extent that such Claim is not covered by insurance coverage of Buyer. As used in this Article 11, the term "CLAIM" shall include (a) all debts, liabilities and obligations; (b) all losses, damages (including, without limitation, consequential damages), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and attorneys fees and expenses); and
(c) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

    11.2 BY BUYER. Subject to the terms and conditions of this Article 11, Buyer hereby agrees to indemnify, defend and hold harmless Seller, its directors, officers, employees and controlling persons, and Shareholder from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by


                                       29.

reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material"); (b) the breach of any covenant of Buyer contained in this Agreement (regardless of whether such breach is deemed "material"); or (c) all Claims of or against Seller specifically assumed by Buyer pursuant hereto.

    11.3 INDEMNIFICATION OF THIRD-PARTY CLAIMS. The obligations and liabilities of any party to indemnify any other under this Article 11 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

         11.3.1 NOTICE AND DEFENSE. The party or parties to be indemnified (whether one or more, the "INDEMNIFIED PARTY") will give the party from whom indemnification is sought (the "INDEMNIFYING PARTY") written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by the Indemnified Party. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this
Article 11, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

         11.3.2 FAILURE TO DEFEND. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment.

         11.3.3 INDEMNIFIED PARTY'S RIGHTS. Anything in this Section 11 to the contrary notwithstanding, (a) if there is a reasonable probability that a Claim may materially and adversely affect Buyer other than as a result of money damages or other money payments for such Claim, or if the amount of the Claim being asserted exceeds (in Buyer's judgment) by more than $200,000 the insurance coverage which has been admitted by the applicable insurance carriers, Buyer shall have the sole right to defend, compromise or settle such Claim and shall be entitled to recover from Seller for such amounts, (b) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim, and (c) Buyer shall have the exclusive right to defend and settle breach of warranty claims for Products.

    11.4 PAYMENT. Subject to the terms of Section 3.3 hereof, the Indemnifying Party shall promptly pay the Indemnified Party any amount due under this
Article 11, which


                                       30.

payment may be made in whole or in part, to the extent that the Indemnified Party owes any amount to the Indemnifying Party, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party. To the extent set-off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this Article 11 that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party shall pay the Indemnifying Party the amount which was set off and not owed together with interest from the date of set-off until the date of such payment at the Prime Rate set by Comerica Bank - California at its San Francisco, California office. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

    11.5 DEDUCTIBLE AMOUNT. Without limiting the effect of any of the other limitations set forth herein, Seller shall not be required to make any indemnification payment hereunder with respect to any breach of any of its representations and warranties, except to the extent that the cumulative amount of the Damages actually incurred by Buyer as a direct result of all such breaches of such representations and warranties actually exceeds the Deductible Amount; and Seller shall only be required to pay, and shall only be liable for, the amount by which the cumulative amount of the Damages actually incurred by Buyer as a direct result of all such breaches of such representations and warranties actually exceeds the Deductible Amount. The "DEDUCTIBLE AMOUNT" shall be $350,000.

    11.6 MAXIMUM LIABILITY OF SELLER. The total amount of the payments that Seller can be required to make under or in connection with this Agreement (including all indemnification payments required to be made to Buyer and all amounts payable to any counsel retained by Seller in accordance with
Section 11.3) shall be limited in the aggregate (excluding the Indemnification Escrow Amount) to a maximum of: (a) Six Million Dollars ($6,000,000) until the First Anniversary Date; (b) Three Million Dollars ($3,000,000) from the first day following the First Anniversary Date until the second anniversary of the Closing Date; and (c) Zero Dollars ($0) thereafter, PROVIDED, HOWEVER, that any amount paid by Seller during the period described in Section 11.6(a) shall be deducted from any amount to be paid by Seller during the period described in
Section 11.6(b).

    11.7 NO WAIVER. The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach,


                                       31.

violation or failure of condition constituting the basis of the Claim at or before the Closing, and regardless of whether such breach, violation or failure is deemed to be "material".

12. CLOSING.

    The closing of this transaction (the "CLOSING") shall take place at the offices of Seller, 12150 East Monument Drive, Suite 300, Fairfax, Virginia at 2:00 p.m. (Eastern Standard Time) on June 30, 1997, or at such other time and place as the parties hereto shall agree upon (the "CLOSING DATE").

    12.1 DOCUMENTS TO BE DELIVERED BY SELLER AND SHAREHOLDER. At the Closing, Seller and Shareholder shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

         12.1.1 DEEDS, BILLS OF SALE. General warranty bills of sale and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the opinion of Buyer and its counsel to transfer, assign, convey and deliver to Buyer the Purchased Assets as contemplated hereby, including but not limited to, any required third-party consents to the assignment of the Designated Agreements.

         12.1.2 COMPLIANCE CERTIFICATE. A certificate signed by the chief executive officer of Seller that each of the representations and warranties made by Seller and Shareholder in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that Seller and Shareholder have performed and complied with all of Seller's and Shareholder's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

         12.1.3 OPINION OF COUNSEL. A written opinion of Tener & Callahan, P.C., counsel to Seller and Shareholder, dated as of the Closing Date, addressed to Buyer, substantially in the form of EXHIBIT D hereto.

         12.1.4 CERTIFIED RESOLUTIONS. A certified copy of the resolutions of the Board of Directors and Shareholder of Seller authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

         12.1.5 ARTICLES; BYLAWS. A copy of the Bylaws of Seller certified by the secretary of Seller, and a copy of the Articles of Incorporation of Seller certified by the Secretary of State of the state of incorporation of Seller.

         12.1.6 INCUMBENCY CERTIFICATE. Incumbency certificates relating to each person executing any document executed and delivered to Buyer pursuant to the terms hereof.


                                       32.

         12.1.7 ESCROW AGREEMENT. The Escrow Agreement duly executed by Seller and the Escrow Agent in the form of EXHIBIT E hereto.

         12.1.8 OTHER DOCUMENTS. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

    12.2 DOCUMENTS TO BE DELIVERED BY BUYER. At the Closing, Buyer shall deliver to Seller the following documents, in each case duly executed or otherwise in proper form:

         12.2.1 CASH PURCHASE PRICE. To Seller a certified or bank cashier's check (or wire transfer) as required by Section 3.2.5 hereof, and to the Escrow Agent, a certified or bank cashier's check (or wire transfer) as required by Sections 3.2.1 and 3.3 hereof.

         12.2.2 ASSUMPTION OF LIABILITIES. Such undertakings and instruments of assumption as will be reasonably sufficient in the opinion of Seller and its counsel to evidence the assumption of Seller debts, liabilities and obligations as provided for in Article 2.

         12.2.3 COMPLIANCE CERTIFICATE. A certificate signed by the chief executive officer of Buyer that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Seller), and that Buyer has performed and complied with all of Buyer's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

         12.2.4 OPINION OF COUNSEL. A written opinion of Cooley Godward LLP, counsel to Buyer, dated as of the Closing Date, addressed to Seller, in substantially the form of EXHIBIT F hereto.

         12.2.5 CERTIFIED RESOLUTIONS. A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

         12.2.6 INCUMBENCY CERTIFICATE. Incumbency certificates relating to each person executing any document executed and delivered to Seller by Buyer pursuant to the terms hereof.

         12.2.7 ESCROW AGREEMENT. The Escrow Agreement duly executed by Buyer and the Escrow Agent in the form of EXHIBIT E hereto.

         12.2.8 PURCHASE PRICE ALLOCATION. The allocation of the Purchase Price in accordance with EXHIBIT C attached hereto.


                                       33.

         12.2.9 OTHER DOCUMENTS. All other documents, instruments or writings required to be delivered to Seller at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Seller may reasonably request.

13. TERMINATION.

    13.1 RIGHT OF TERMINATION WITHOUT BREACH. This Agreement may be terminated without further liability of any party at any time prior to the Closing:

         13.1.1    by mutual written agreement of Buyer and Seller; or

         13.1.2 by either Buyer or Seller if the Closing shall not have occurred on or before that date which is thirty (30) days after the date of this Agreement, or if such date is not a business day, the first business day thereafter, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

    13.2 TERMINATION FOR BREACH.

         13.2.1 TERMINATION BY BUYER. If there has been a material violation or breach by Seller of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Buyer, then Buyer may, by written notice to Seller at any time prior to the Closing that such violation or breach is continuing, terminate this Agreement with the effect set forth in Section 13.2.3 hereof.

         13.2.2 TERMINATION BY SELLER. If there has been a material violation or breach by Buyer of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Seller, then Seller may, by written notice to Buyer at any time prior to the Closing that such violation or breach is continuing, terminate this Agreement with the effect set forth in Section 13.2.3 hereof.

         13.2.3 EFFECT OF TERMINATION. Termination of this Agreement pursuant to this Section 13.2 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. Subject to the foregoing, the parties' obligations under
Article 15 of this Agreement shall survive termination.

14. RESOLUTION OF DISPUTES.

    14.1 ADJUDICATION. Any dispute, controversy or claim which appears at the time of demand to exceed $500,000 arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms, or any claim that the execution and delivery of such agreements constituted a violation of the securities laws of any state or the United States or any claim for damages or rescission of this Agreement for fraud, misrepresentation or violation of any such securities laws, shall


                                       34.

be brought in a legal proceeding or other legal action in Fairfax County, Virginia, which shall be deemed to be a convenient forum. Buyer and Seller hereby expressly and irrevocably consent and submit to the jurisdiction of the courts in Fairfax County, Virginia.

    14.2 ARBITRATION. Any dispute, controversy or claim which appears at the time of demand to be less than $500,000 arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms, or any claim that the execution and delivery of such agreements constituted a violation of the securities laws of any state or the United States or any claim for damages or rescission of this Agreement for fraud, misrepresentation or violation of any such securities laws, shall be settled by binding arbitration held in Fairfax County, Virginia, accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Article 14. Notwithstanding the foregoing, Buyer may, in its discretion, apply to a court of competent jurisdiction for equitable relief from any violation or threatened violation of the covenants of Seller and/or Shareholder under Section 7.1 hereof.

         14.2.1 ARBITRATORS. The panel to be appointed shall consist of one neutral arbitrator.

         14.2.2 PROCEDURES; NO APPEAL. The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within one hundred twenty (120) days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have thirty (30) days thereafter to reconsider and modify such decision if any party so requests within ten (10) days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

         14.2.3 AUTHORITY. The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

         14.2.4 ENTRY OF JUDGMENT. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Seller, Buyer and Shareholder hereby submit to the in personam jurisdiction of the Federal and State courts in California, for the purpose of confirming any such award and entering judgment thereon.

         14.2.5 CONFIDENTIALITY. All proceedings under this Article 14, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.


                                       35.

         14.2.6 CONTINUED PERFORMANCE. The fact that the dispute resolution procedures specified in this Article 14 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party and to the right of setoff provided in Section 11.4 hereof.

         14.2.7 TOLLING. All applicable statues of limitation shall be tolled while the procedures specified in this Article 14 are pending. The parties will take such action, if any, required to effectuate such tolling.

15. EXPENSES.

    Regardless of whether or not the transactions contemplated hereby are consummated:

    15.1 BROKERAGE. Seller, Shareholder and Buyer each represent and warrant to each other that there is no broker involved or in any way connected with the transfer provided for herein. Buyer agrees to hold Seller and Shareholder harmless from and against all claims for brokerage commissions or finder's fees incurred through any act of Buyer in connection with the execution of this Agreement or the transactions provided for herein. Seller and Shareholder, jointly and severally, agree to hold Buyer harmless from and against all claims for brokerage commissions or finder's fees incurred through any act of either Seller or Shareholder in connection with the execution of this Agreement or the transactions provided for herein.

    15.2 EXPENSES TO BE PAID BY SELLER. Seller shall pay, and shall indemnify, defend and hold Buyer harmless from and against, each of the following:

         15.2.1 TRANSFER TAXES. Any sales, use, excise, transfer, income or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.

         15.2.2 PROFESSIONAL FEES. All fees and expenses of Seller's legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby. Buyer acknowledges that Seller will pay for such transaction expenses from Seller's operating accounts and that such transaction expenses will not, directly or indirectly, cause any adjustment to the Purchase Price. Any unused balances of retainers advanced by Seller for such professional fees, however, shall be promptly remitted to Buyer.

    15.3 OTHER. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

    15.4 COSTS OF LITIGATION OR ARBITRATION. The parties agree that (subject to the discretion, in an arbitration proceeding, of the arbitrator as set forth in Section 14.4 hereof) the prevailing party in any action brought with respect to or to enforce any right or remedy


                                       36.

under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys' fees and prejudgment interest.

16. MISCELLANEOUS.

    16.1 MATERIALITY. For purposes of Sections 4, 8, 9 and 11.1 of this Agreement and for purposes of EXHIBIT A to this Agreement, a contract, obligation, liability, transaction, change, breach, encumbrance, proceeding or other matter or event shall not be deemed to be "material" unless the existence or occurrence of such matter or event would, by itself, (a) cause a reasonable purchaser to reverse its decision to enter into a transaction of the type contemplated by this Agreement, and (b) reduce the value of the Purchased Assets by more than Two Hundred Thousand Dollars ($200,000).

    16.2 FURTHER ASSURANCE. From time to time, at Buyer's request and without further consideration, Seller and Shareholder will execute and deliver to Buyer such documents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Buyer good, valid and marketable title to the business and assets being transferred hereunder.

    16.3 ANNOUNCEMENTS. Announcements concerning the transactions provided for in this Agreement by either Seller or Buyer shall be subject to the approval of the other in all essential respects, except that Seller's approval shall not be required as to any statements and other information which Buyer may submit to the Securities and Exchange Commission, the California Securities Commission or be required to make pursuant to any rule or regulation of the Securities and Exchange Commission or any state or local securities regulatory board, or otherwise required by law.

    16.4 ASSIGNMENT; PARTIES IN INTEREST. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may, without consent of any other party, cause one or more subsidiaries of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to Seller hereunder. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

    16.5 GOVERNING LAW. This Agreement shall be construed and interpreted according to the internal laws of the State of California, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.


                                       37.

    16.6 AMENDMENT AND MODIFICATION. Buyer, Seller and Shareholder may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

    16.7 NOTICE. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service.
The respective addresses to be used for all such notices, demands or requests are as follows:

         (a)  If to Buyer, to:

              Zitel Corporation
              47211 Bayside Parkway
              Fremont, CA  94538
              Attention:  Mr. Henry C. Harris
              Telephone:  (510) 440-9600
              Telecopier:  (510) 440-9696

           (with a copy to)

              Cooley Godward LLP
              One Maritime Plaza, 20th Floor
              San Francisco, CA  94111
              Attention:  John L. Cardoza, Esq.
              Telephone:  (415) 693-2000
              Telecopier:  (415) 951-3699

or to such other person or address as Buyer shall furnish to Seller in writing.

         (b)  If to Seller or Shareholder, to:

              Datametrics Systems Corporation
              12150 East Monument Drive, Suite 300
              Fairfax, VA  22033
              Attention:  John C. Kelly, Ph.D.
              Telephone:  (703) 385-7700
              Telecopier:  (703) 278-9383


                                       38.

           (with a copy to)

              Tener & Callahan, P.C.
              8330 Boone Boulevard, Suite 401
              Vienna, VA  22182-2624
              Attention:  Ralph M. Tener, Esq.
              Telephone:  (703) 790-8100
              Telecopier:  (703) 790-8105

or to such other person or address as Seller shall furnish to Buyer in writing.

    If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

    16.8 ENTIRE AGREEMENT. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

    16.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    16.10 HEADINGS. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

    16.11 FURTHER DOCUMENTS. Buyer, Seller and Shareholder each agree to execute all other documents and to take such other action or corporate proceedings as may be necessary or desirable to carry out the terms hereof.

    16.12 SURVIVAL. All provisions of this Agreement shall survive the Closing.


                                       39.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

                             "BUYER"

                             ZITEL WORLD TRADE,
                             a California corporation



                             By:     /s/ Henry C. Harris
                                    --------------------------------------------
                                         Henry C. Harris
                                    --------------------------------------------
                                                [Print Name and Title]


                             "SELLER"

                             DATAMETRICS SYSTEM CORPORATION,
                             a Delaware corporation



                             By:     /s/ John C. Kelly
                                    --------------------------------------------
                                         John C. Kelly, President
                                    --------------------------------------------
                                                [Print Name and Title]

                             "SHAREHOLDER"


                                /s/ John C. Kelly
                              --------------------------------------------------
                             JOHN C. KELLY, PH.D.


                                       40.

                                    EXHIBIT A

                                   DEFINITIONS

    As used in the Agreement the following terms shall have the following respective meanings:

    "ACQUISITION PROPOSAL" shall have the meaning specified in Section 8.3.8 of the Agreement.

    "AFFILIATE" shall mean and include: (a) any current or former shareholder, director or officer of Seller; (b) any sibling, uncle, aunt, niece or nephew of any person described in clause (a); (c) any ancestor or lineal descendant of any person described in clauses (a) or (b); (d) any current or former spouse of any person described in clauses (a), (b) or (c) or any person who is a member of the same household of the person described in clauses (a), (b) or (c) or who has resided with such person for more than ten (10) days in any calendar year; (v) any ancestor or lineal descendant of any person described in clauses (a), (b),
(c) or (d); and (e) any entity or person in which any of the foregoing have a direct or indirect interest (except through ownership of less than five percent (5%) of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market).

    "AGREEMENT" shall have the meaning specified in the preamble to the Agreement.

    "ASSUMED CONTRACTS" shall have the meaning specified in Section 1.1.13 of the Agreement.

    "ASSUMED LIABILITIES" shall have the meaning specified in Section 2.1 of the Agreement.

    "BALANCE SHEET" shall have the meaning specified in Section 2.1.1 of the Agreement.

    "BALANCE SHEET DATE" shall mean April 30, 1997.

    "BONUSES" shall have the meaning specified in Section 6.1 of the Agreement.

    "BUSINESS" shall have the meaning specified in the recitals to the Agreement.

    "BUYER" shall have the meaning specified in the preamble to the Agreement.

    "BUYER'S AFFILIATES" shall have the meaning specified in Section 11.1 of the Agreement.

    "BUYER'S BUSINESS" shall have the meaning specified in Section 7.1.1.1 of the Agreement.


                                       1.

    "CERTIFICATE OF DEPOSIT" shall mean that certificate of deposit in the amount of $6,800 which Seller has deposited with George Mason Bank to secure the Letter of Credit.

    "CLAIM" shall have the meaning specified in Section 11.1 of the Agreement.

    "CLOSING" and "CLOSING DATE" shall have the meanings specified in
Section 12 of the Agreement.

    "CODE" shall have the meaning specified in Section 3.5 of the Agreement.

    "COMPETITIVE ACTIVITIES" shall have the meaning specified in Section 7.1.1 of the Agreement.

    "CONTRACTS" shall have the meaning specified in Section 1.1.13 of the Agreement.

    "DEDUCTIBLE AMOUNT" shall have the meaning specified in Section 11.5 of the Agreement.

    "DESIGNATED AGREEMENTS" shall mean the following agreements: (a) Office Building Lease dated July 31,1992 between Upland Industries Corporation and Collin Equities, Inc., as tenants in common (Landlord), and Seller, as tenant, as amended by that First Amendment to Lease, dated October 16, 1996; (b) the Letter of Credit; (c) Royalty Agreement dated March 29, 1989 between MGS, Inc. and Seller and Amendment No. 1 to Software Marketing and Support Agreement between MGS, Inc. and Seller dated January 3, 1991, as amended on January 2, 1993; (d) Subcontract between Seller and Electronic Data Systems Corp. dated March 19, 1990, relating to that Firm Fixed Price Prime Contract (#SBA 5022-IRM-90) between the U.S. Small Business Administration and Electronic Data Systems Corp.; (e) Software License and Distribution Agreement dated as of November 1, 1996 between Seller and Digital Equipment Corporation; and (f) Subcontract No. GSACZ-007 between Seller and Dyntel Corporation.

    "ERISA" shall have the meaning specified in Section 4.14.1 of the Agreement.

    "ESCROW AGENT" shall mean Comerica Bank - California

    "ESCROW AGREEMENT" shall mean that certain agreement between the parties to the Agreement and the Escrow Agent in the form of EXHIBIT E to the Agreement.

    "EXCLUDED ASSETS" shall have the meaning specified in Section 1.2 of the Agreement.

    "FACILITIES" shall have the meaning specified in the recitals to the Agreement.

    "FINANCIAL STATEMENTS" shall have the meaning specified in Section 4.4 of the Agreement.


                                       2.

    "FIRST ANNIVERSARY DATE" shall have the meaning specified in Section 3.3 of the Agreement.

    "FIRST DEPOSIT" shall have the meaning specified in Section 3.2.1 of the Agreement.

    "GAAP" shall mean generally accepted accounting principles.

    "INDEMNIFICATION ESCROW" shall have the meaning specified in Section 3.3 of the Agreement.

    "INDEMNIFICATION ESCROW AMOUNT" shall have the meaning specified in
Section 3.3 of the Agreement.

    "INDEMNIFIED PARTY" and "INDEMNIFYING PARTY" shall have the meanings specified in Section 11.3.1 of the Agreement.

    "IRS" shall have the meaning specified in Section 3.5 of the Agreement.

    "LAWS" shall have the meaning specified in Section 4.9.1 of the Agreement.

    "LETTER OF CREDIT" shall mean that standby letter of credit in the maximum amount of $6,800 issued by George Mason Bank to secure Seller's performance under a software license with Hellenic Telecommunications Organization S.A.

    "LIENS" shall have the meaning specified in Section 4.10.1 of the Agreement.

    "LOAN AGREEMENTS" shall mean all documents evidencing that (a) Single-Advance Loan to Seller from George Mason Bank with a term from October 14, 1994 to October 14, 1997 and (b) Revolving Line of Credit Loan to Seller from George Mason Bank with a term from October 14, 1994 until all indebtedness has been paid in full and the parties terminate same in writing.

    "OWNED REAL PROPERTY" shall have the meaning specified in Section 1.1.2 of the Agreement.

    "PBGC" shall have the meaning specified in Section 4.14.2.2 of the Agreement.

    "PERMITTED REAL PROPERTY LIENS" shall have the meaning specified in
Section 4.10.1 of the Agreement.

    "PERSON" means any individual, corporation, limited liability corporation, association, general partnership, limited partnership, limited liability partnership, venture, trust, association, firm, organization, company, business, entity, union, society, government (or political subdivision thereof) or governmental agency, authority or instrumentality.


                                       3.

    "PERSONAL PROPERTY LEASES" shall have the meaning specified in
Section 1.1.4 of the Agreement.

    "PREDECESSOR" shall have the meaning specified in Section 4.1.5 of the Agreement.

    "PRODUCTS" shall have the meaning specified in Section 4.18 of the Agreement.

    "PURCHASE PRICE" shall have the meaning specified in Section 3.1 of the Agreement.

    "PURCHASED ASSETS" shall have the meaning specified in Section 1.1 of the Agreement.

    "REAL PROPERTY" shall have the meaning specified in Section 4.10.3 of the Agreement.

    "REAL PROPERTY LEASES" shall have the meaning specified in Section 1.1.3 of the Agreement.

    "SECOND DEPOSIT" shall have the meaning specified in Section 3.2.2 of the Agreement.

    "SELLER" shall have the meaning specified in the preamble to the Agreement.

    "SELLER EMPLOYEES" shall have the meaning specified in Section 4.14.1 of the Agreement.

    "SHAREHOLDER" shall have the meaning specified in the preamble to the Agreement.

    "SIDE LETTER" shall mean that letter delivered by Seller to Buyer prior to the execution of the Agreement.

    "SOFTWARE" shall mean all computer programs and other material owned or licensed by Seller.

    "SUPPORTING MATERIAL" shall mean: (a) the User Manuals, any training manuals, upgrade information documents, marketing and product brochures; (b) all programmer's documentation, documents prepared for the design of any data models used both in memory and on disk and all other documents (in machine-readable or hard copy format) relating to the Software; (c) all other software, manuals, text, documents, designs, artwork, photographs, information and other material devised or used by the Business in relation to the Software (but not including the Third Party Software); and (d) all designs, drafts, documents and other works underlying any of the items listed at (a) to (d) above.

    "THIRD PARTY SOFTWARE" shall mean all computer programs used by the Business in connection with the Software (and including any computer programs embedded or


                                       4.

incorporated in any Software or with which any Software is bundled for sale or marketing by the Business).

    "TRADE RIGHTS" shall have the meaning specified in Section 1.1.1 of the Agreement.

    "UNAUDITED STATEMENTS" shall have the meaning specified in Section 4.4 of the Agreement.

    "USER MANUALS" shall mean the user manuals relating to the Software.

    "WARRANTY CREDIT" shall have the meaning specified in Section 3.4 of the Agreement.


                                       5.

                                      Exhibit B
                              COMPARATIVE BALANCE SHEET
                                    April 30, 1997

                                        ASSETS
CURRENT ASSETS
     Cash                                    533,046
     Equity Securities                           261
     Prepaid Expenses                            840
     Accounts Receivables                  1,608,411
     Loans Receivable                              0
TOTAL CURRENT ASSETS                                        2,142,558
OTHER ASSETS
     Deposits                                      0
     Furniture & Equipment                   854,526
     Capitalized Software Costs - Net      1,754,443
     Capacity Q Development                   60,000
     Accumulated Depreciation               (615,578)
TOTAL OTHER ASSETS                                          2,053,391
TOTAL ASSETS                                                               4,195,949

                                LIABILITIES AND EQUITY

CURRENT LIABILITIES
     Accounts Payable                         78,726
     Accrued Payables                        613,140
     Customer Deposits                             0
TOTAL CURRENT LIABILITIES                                     691,866
OTHER LIABILITIES
     Notes Payable                            16,667
     Deferred Revenue                      1,908,599
TOTAL OTHER LIABILITIES                                     1,925,266
TOTAL LIABILITIES                                                          2,617,132

EQUITY
     Common Stock                                100
     Premium on Stock                          5,843
     Retained Earnings                     1,572,874
TOTAL EQUITY                                                               1,578,817

TOTAL LIABILITIES & EQUITY                                                 4,195,949

                                      EXHIBIT C
                             ALLOCATION OF PURCHASE PRICE


                                                                 Section 1060
                                                   Valuation            Class

Cash                                                533,046                 I
Other Assets                                          1,101               III
Accounts Receivable                               1,608,411               III
Furniture & Fixtures                                238,948               III
Technology & Other Intangibles                    7,192,000                IV
Goodwill                                          2,543,626                 V
                                                 ----------
                    Total Assets                 12,117,132
                                                 -----------
                                                 -----------
Accounts & Accrued Payables                        (691,866)
Notes Payable                                       (16,667)
Deferred Revenue                                 (1,908,599)
                                                 -----------
     Total Liabilities                           (2,617,132)
                                                 -----------
                                                 -----------

                                      Exhibit D
                                TENER & CALLAHAN, P.C.
                                   Attorneys at Law
                           8330 Boone Boulevard, Suite 401
                             Vienna, Virginia  22182-2624
                              Telephone (703) 790-8100
                              Facsimile (703) 790-8105
                              Internet tencal@ari.net

Timothy J. Callahan                                         Writer's Direct Dial
Ralph M. Tener                                                    (703) 790-8104

                                    June 30, 1997



Zitel World Trade
47211 Bayside Parkway
Fremont, California  94538

     Re:  SpanServe Corporation (formerly, Datametrics Systems Corporation)

Gentlemen:

     This firm has acted as counsel to SpanServe Corporation (formerly, Datametrics Systems Corporation), a Delaware corporation (the "Company"), in connection with the Asset Purchase Agreement dated as of June 25, 1997 (the "Purchase Agreement") among the Company, Zitel World Trade, a California corporation ("Zitel"), and John C. Kelly, individually ("Shareholder"), and, pursuant to the Purchase Agreement, the sale by the Company to Zitel of substantially all of the assets of the Company as evidenced by the Bill of Sale (the "Bill of Sale") dated as of June 30, 1997 from the Company to Zitel, and the Company's entry into an Escrow Agreement dated as of June 30, 1997 (the "Escrow Agreement") among the Company, Zitel, and Comerica Bank California. The Purchase Agreement, the Bill of Sale, and tile Escrow Agreement are referred re collectively as the "Agreements."

     This opinion letter is furnished to you at the request of the Company pursuant to the requirements set forth in Section 12.1.3 of the Purchase Agreement in connection with the Closing thereunder on the date hereof. Capitalized terms used herein which are defined in the Purchase Agreement shall have the meanings set forth in the Purchase Agreement, unless otherwise defined herein.

     For purposes of this opinion letter, we have examined and relied upon copies of the following documents:

     1.   An executed copy of the Purchase Agreement.

     2.   An executed copy of the Escrow Agreement.

     3.   An executed copy of the Bill of Sale.

     4. The Certificate of Incorporation of the Company and two amendments thereto, executed on June 25, 1987, and February 28, 1991, respectively, as certified by the Secretary of State of the State

Zitel World Trade
June 30, 1997
Page 2


of Delaware on June 26, 1997, and an additional amendment executed on June 27, 1997. Such Certificate of Incorporation and amendments are referred to herein collectively as the Charter.

     5. The Bylaws of the Company (the "Bylaws"), as certified by the Secretary of the Company on June 30, 1997, as being a true and complete copy of all existing Bylaws of the Company as of said date.

     6. A Certificate of Good Standing of the Company issued by the Secretary of State of the State of Delaware, dated June 25, 1997.

     7. Certain resolutions of the Board of Directors of the Company adopted effective June 27, 1997, by written consent in lieu of a meeting relating to, among other things, authorization of the Agreements, the sate of assets pursuant thereto, and a change of the name of the Company.

     8. Certain resolutions of the Stockholders of the Company, adopted effective June 27, 1997, by written consent in lieu of meeting, relating to a change of the name of the Company.

     9. A certificate of John C. Kelly, Ph.D., an officer of the Company, dated June 30, 1997, as to certain facts relating to the Company (the "Officer's Certificate").

     10. Certain other certificates of Officers of the Company as to, among other things, authorization to sign the Agreements, the incumbency and signature of a certain officer of the Company, the correctness of representations and warranties, and the satisfaction of conditions and performance of covenants under the Purchase Agreement.

     11. The list of creditors (the "List of Creditors") of the Company as of June 20, 1997, prepared pursuit to Section 8.6-104 of the Code of Virginia (the "Code") and the form of bulk transfer notice (the "Notice") prepared pursuant to Sections 8.6-105 and 8.6-107 of the Code ant attached hereto as Exhibit A.

     In our examination of the Agreements and the aforesaid certificates, records, documents, and agreements, we have assumed, without investigation, the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed, without investigation, the accuracy, completeness and authenticity of the foregoing certifications of public officials, governmental agencies and departments, corporate officers, and statements of fact, on which we are relying, and have made no investigation thereof. In rendering the following opinions we have relied as to factual matters, without investigation, upon the representations, warranties, and certifications made by the Company and the Shareholder in or pursuant to the Agreements and the Officer's Certificate.
This opinion letter is given, and all statements herein are made in the context of the foregoing.

Zitel World Trade
June 30, 1997
Page 3


     As used in this opinion letter, the phrase "to the best of our knowledge" or words of similar effect mean the actual knowledge of lawyers in our firm who have given substantive legal attention to representations of the Company in connection with the Agreements and the transactions contemplated thereby.

     For purposes of this opinion letter, we have assumed, without investigation, that (i) Zitel has all requisite power and authority under all applicable laws, regulations, and governing documents to execute, deliver, and perform its obligations under the Agreements, (ii) Zitel has duly authorized, executed, and delivered the Agreements, (iii) each of the Agreements constitutes a valid and binding obligation, enforceable against Zitel and, in the case of the Escrow Agreement, the Agent named therein, in accordance with its terms, and
(iv) there has been no material mutual mistake of fact or misunderstanding or fraud, duress, or undue influence, in connection with the negotiation, execution, or delivery of the Agreements.

     This opinion letter is based as to matters of law solely on applicable provisions of the laws of the Commonwealth of Virginia and the General Corporation Law of Delaware, except that we express no opinion as to federal or state securities laws or regulations. Further, we note that the Purchase Agreement and the Escrow Agreement state that they are to be governed by the laws of the State of California (excluding the choice oL law provisions thereof). We render no opinion about such laws. For purposes of our opinion, we have assumed, with your consent, that the Agreements will be governed by the laws of the Commonwealth of Virginia notwithstanding their express terms.

     Based upon, subject to, and limited by the foregoing, we are of the opinion that:

     1. The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Delaware.

     2. The Company has the requisite corporate power and authority to enter into and perform the Agreements and to consummate the transactions contemplated thereby, except to the extent disclosed in the Schedules to the Purchase Agreement. The execution and delivery of the Agreements by the Company and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company and constitute valid and binding agreements of the Company enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

     3. The execution and delivery of the Agreements by the Company, and other documents and instruments to be executed and delivered pursuant thereto by the Company, do not violate any provision of the Company's Certificate of Incorporation or Bylaws, and, to the best of our knowledge, do not constitute a material default under the provisions of any document, agreement or other instrument known

Zitel World Trade
June 30, 1997
Page 4


to us to which the Company is a party or by which it is bound, except for any agreements which require the consent of another party for assignment or other transfer or change effected by this transaction and except to the extent disclosed in the Schedules to the Purchase Agreement, and do not violate or contravene any Virginia statute, rule or regulation, or any provision of the General Corporation Law of Delaware, applicable to the Company; to the best of our knowledge, the Company is not subject to any order, writ, judgment, injunction, decree, determination or award which would prevent or interfere with the execution or delivery of the Agreements.

     4. To the best of our knowledge, there is no action, proceeding or investigation pending or threatened against the Company before any court or administrative agency that questions the validity of the Agreements or might result, either individually or in the aggregate, in any material adverse change in the assets, financial condition, or operations of the Company, except to the extent disclosed in the Schedules to the Purchase Agreement.

     5. To the best of our knowledge, all consents, approvals, authorizations, or orders of, and filings, registrations, and qualifications with any Virginia regulatory authority or governmental body required for the consummation by the Company of the transactions contemplated by the Agreements have been made or obtained.

     6. Upon consummation of the Closing in accordance with all provisions of the Agreements, to the best of our knowledge, the Company will have sold, transferred and conveyed all of its right, title and interest in and to the Purchased Assets to Buyer, except to the extent disclosed in the Schedules to the Purchase Agreement or as may be affected by any applicable securities laws.

     7. The Notice complies as to form with Section 6-105 of the Code. Assuming that the List of Creditors was complete and accurate as of June 20, 1997, that the Notice was mailed by certified mail on June 20, 1997 to all the persons shown on the List of Creditors, that Zitel is unaware of any persons who held or asserted claims against the Company as of June 20, 1997 other than those persons listed on the List of Creditors, that Zitel does not take possession of the Purchased Assets or pay for them, whichever happens first, before the date of this opinion letter, that Zitel receives the Purchased Assets without notice of any noncompliance with Title 8.6 of the Code or any other currently-effective provisions of the Code relating to bulk transfers or bulk sales, and that the transfer of the Purchased Assets has not been and is not hereafter concealed, the transfer of the Purchased Assets will be effective against all creditors of the Company.

     We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the

Zitel World Trade
June 30, 1997
Page 5


Closing under the Purchase Agreement on the date hereof and should not be quoted in whole or in part or otherwise be referred to, nor be filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

Sincerely,

TENER & CALLAHAN, P.C.

/s/ Ralph M. Tener

Ralph M. Tener

KMT/mak

                                                                       EXHIBIT A

                                    June 20, 1997

(Creditor Name)                  VIA CERTIFIED MAIL
(Creditor Address)

Re:  Datametrics System Corporation - Sale of Assets

                               NOTICE OF BULK TRANSFER

Dear Creditor:

This correspondence shall serve as notice, pursuant to the "Uniform Commercial Code Bulk Transfers" (Section 8.6-101 ET. SEQ. of the Code of Virginia) of the following:

     1.   That a bulk transfer is about to be made.

     2.   That the name and address of the transferor is:

               Datametrics System Corporation
               12150 East Monument Drive
               Suite 300
               Fairfax, Virginia  22033

     3. That there are no other business names and addresses which have been used by the transferor within three years last past so far is known to the transferee.

     4.   That the name and address of the transferee is:

               Zitel World Trade Corporation
               47211 Bayside Parkway
               Fremont, California  94538

     5. That all of the debts of the transferor are to be paid in full as they fall due as a result of this transaction, and creditors should send their bills to:

               12150 East Monument Drive
               Suite 300
               Fairfax, Virginia  22033

                                   Sincerely,



                                   Zitel World Trade Corporation

                                      Exhibit E

                                   ESCROW AGREEMENT
                            INSTITUTIONAL TRUST DEPARTMENT


This Agreement made this 30th day of June 1997 between ZITEL CORPORATION, a California corporation (herein called the "Depositor"), and DATAMETRICS SYSTEM CORPORATION (herein called the "Other Party") and COMERICA BANK, a California banking corporation (herein called the "Agent") whose address is 250 Lytton Avenue, Palo Alto, CA 94301.

WITNESSETH:

The Agent acknowledges receipt in Escrow from Depositor of the following:
$350,000.00 (herein called "Property").
-----------

1.  The Agent is hereby authorized and instructed to either:

    a. Deliver the Property to the Other Party in strict compliance with the following Condition(s), or

    b. Failing strict compliance with the Condition(s), re-deliver the Property to Depositor, whereupon in either event, Agent's duties and liabilities in connection with this Escrow shall terminate:

    c.   The Condition(s) is (are):       See Attached Exhibit A
                                     ------------------------------------------
         ----------------------------------------------------------------------
         ----------------------------------------------------------------------

2. The duties and obligations of Agent hereunder shall be determined solely by the express provision of this Agreement. Agent shall not be liable or responsible for any act done, or step taken or omitted by it, or any mistake of fact or law, or for anything which it may do or refrain from doing, except for its gross negligence, willful default or failure in the performance of any obligation imposed upon it hereunder.

    Agent is authorized to act in reliance upon the sufficiency, correctness, genuineness or validity of any instrument or document or other writing submitted to it hereunder, and shall have no liability with respect to said matters.

3. Any funds held by Agent hereunder shall be held and invested by Agent as specified in written instructions: Agent may deposit said funds in an interest-bearing deposit account with other similar funds. Agent is not obligated to render any statements or notices of non-performance hereunder to any party hereto but may in its discretion inform any party hereto, or his authorized representative, of any matters pertaining to this Escrow.

    Rule 14(b)-1(c) of the Securities and Exchange Commission enables corporations to learn the identity of their security holders whose securities are held by the Bank and registered in "nominee" and "street" name unless the beneficial owner specifically indicates its objection to such disclosure. The Depositor hereby indicates its objection to disclosure by the Bank of Depositor's name, address and security position to all companies whose securities are held in this Account and are registered in "nominee" or "street" name.

4. Agent's fee in the amount of 50 basis points shall be automatically deducted from the Escrow. The Depositor and Other Party agree, jointly and severally, to indemnify and hold harmless the Agent from any costs, damages, expenses or claims, including attorneys' fees, which Agent may incur or sustain as a result or arising out of this Escrow Agreement or Agent's duties relating thereto, and will apply them on demand; and the Agent is hereby


                                          1.

    given a lien upon, and security interest in, the Property deposited in this escrow to secure Agent's right to payment or reimbursement.

    Agent shall be reimbursed $25 for all wire or check disbursements and actual cost for any termination expenses made or incurred hereunder, and if it shall be required to perform extraordinary services not contemplated herein, it shall receive reasonable additional compensation therefor.
    Agent shall not be required to institute or maintain litigation unless indemnified to its satisfaction for its counsel fees, costs, disbursements and all other costs, expenses and liabilities to which it may in its judgment be subjected in connection with such action.

5. In the event of any disagreement or the presentation of adverse claims or demands in connection with the Property, Agent shall, at its option, be entitled to refuse to comply with any such claims or demands during the continuance of such disagreement and may refrain from delivering any item affected thereby, and in so doing, Agent shall not become liable to Depositor or Other Party, or any of them, or to any other person, due to its failure to comply with any such adverse claim or demand. Agent shall be entitled to continue, without liability, to refrain and refuse to act:

    a. Until all the rights of the adverse claimants have been finally adjudicated by a court having jurisdiction of the parties and the items affected thereby, after which time the Agent shall be entitled to act in conformity with such adjudication; or

    b. Until all differences shall have been adjusted by agreement and Agent shall have been notified thereof and shall have been directed in writing, signed jointly or in counterpart by Depositor and Other Party and by all persons making adverse claims or demands, at which time Agent shall be protected in acting in compliance therewith.

    The parties agree that the Agent may seek adjudication of any adverse claim or demands in an appropriate County Court, or the United States Federal District Court, agree to the jurisdiction of either of said Courts over their persons as well as the Property, waive personal services of any process, and agree that service of process by certified or registered mail, return receipt requested, to the address set forth below each party's signature to this Agreement shall constitute adequate service.

6. The entire agreement of the parties is contained herein; any change in terms or conditions herein may only be made in writing signed by all parties hereto. Agent shall not be charged with knowledge of any fact, including but not limited to performance or non-performance of any Condition, unless it has actually received written notice thereof from one of the parties by certified or registered mail, return receipt requested, addressed to Agent's address shown at the top of this Agreement, such notice clearly referring to this Agreement.

7. This Escrow Agreement shall be deemed to have been made under and shall be governed by the laws of the State of California in all respects, including matters of construction, validity and performance.

8. Agent may consult with legal counsel to be selected and employed by it and shall be fully protected with respect to any action or inaction under this Agreement taken or suffered in good faith by Agent in accordance with the opinion of such counsel.

9. Agent may resign as such following the giving of thirty (30) days' prior written notice to the other parties hereto. Similarly, Agent may be removed and replaced following the giving of thirty (30) days' prior written notice to Agent by the other parties hereto. In either event, the duties of the Agent shall terminate thirty (30) days after the date of such notice (or at such earlier date as may be mutually agreement); and Agent shall then deliver the balance of the escrow deposit then in its possession to a successor escrow agent as shall be appointed by Other

                                          2.

    Party hereto, as evidenced by a written notice filed with Agent; or if no successor escrow agent has been so appointed, the then acting Agent shall deliver the balance of the escrow deposit then in its possession to (indicate disposition of escrow deposit):.

                              ---------------------------------------------

10. It is the intention of the parties hereto that Agent shall never be required to use or advance its own funds or otherwise incur personal financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder.

11. No waiver nor any past agreement or condition hereunder by any party thereto shall operate as a continuing waiver of any X or condition under this Agreement. Each party shall have the right to waive and/or nullify, in writing, any condition or term of this Agreement which is for its or his benefit.

12. If any provision or claim in this Agreement or application thereof to any person or circumstances is held invalid or unenforceable, such invalidity or unenforceability shall not affect other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application, and to this end the provision of this Agreement are declared to be severable.

DEPOSITOR:    ZITEL CORPORATION   OTHER PARTY:  DATAMETRICS SYSTEM CORPORATION
          --------------------                 -------------------------------

By:   Henry C. Harris, CFO        By:  John C. Kelly, Ph.D., President
    --------------------------       -----------------------------------------
    (Name & Title)                     (Name & Title)

    /s/ Henry C. Harris                /s/ John C. Kelly
    --------------------------       -----------------------------------------
    (Signature)                        (Signature)
      6-30-97                            6-30-97
    ---------------------------        ---------------------------------------
    (Date)                             (Date)

        47211 Bayside Parkway              12150 East Monument Dr., Suite 30
        Fremont, CA  94538                 Fairfax, VA  22033
    --------------------------       -----------------------------------------
    (Address)                          (Address)


COMERICA BANK:


By: /s/ illegible
    --------------------------
    (Name & Title)

    --------------------------
    (Signature)
      6-30-97
    --------------------------
    (Date)

                                          3.

                                      EXHIBIT A


    The Agent shall hold the Property until the Indemnification Escrow Termination Date (as defined in that Asset Purchase Agreement dated as of June 25, 1997 between Depositor and the Other Party (the "Agreement")) for the purpose outlined in Section 3.3 of the Agreement. In the event that no claim(s) are made by Depositor against the Other Party (with copies to the Agent) by the Indemnification Escrow Termination Date, the Property, together with any interest earned thereon, shall be paid by the Agent to the Other Party promptly thereafter. In the event that Depositor makes one or more such claim(s) against the Other Party (with copies to the Agent) by the Indemnification Escrow Termination Date: (a) the amount of such claim(s) shall continue to be held in this Escrow and this Escrow shall be extended after the Indemnification Escrow Termination Date until such time as such claim(s) is finally resolved; and
(b) the difference between the Property and the amount of such claim(s), together with any interest earned thereon, shall be paid by the Agent to the Other Party promptly thereafter.

                                          4.

                                      Exhibit F

                            [COOLEY GODWARD LLP LETTERHEAD]


June 30, 1997


Datametrics Systems Corporation
12150 East Monument Drive, Suite 300
Fairfax, VA 22033

Ladies and Gentlemen:

We have acted as counsel for Zitel World Trade, a California corporation (the "Company"), in connection with the purchase by the Company of substantially all of the assets of Datametrics Systems Corporation, a Delaware corporation ("Seller"), under that certain Asset Purchase Agreement dated as of June 25, 1997, by and among the Company and you (the "Purchase Agreement") and the Escrow Agreement (the "Escrow Agreement") (the Purchase Agreement and the Escrow Agreement are hereinafter collectively referred to as, the "Agreements"). We are rendering this opinion pursuant to Section 12.2.4 of the Purchase Agreement. Except as otherwise defined herein, capitalized terms used but not defined herein have the respective meanings given to them in the Purchase Agreement.

In connection with this opinion, we have examined and relied upon the representations and warranties as to factual matters contained in and made pursuant to the Agreements by the various parties and originals or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed: the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents (except the due authorization, execution and delivery by the Company of the Agreements, where authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have also assumed: that all individuals executing and delivering documents had the legal capacity to so execute and deliver; that you have received all documents you were to receive under the Agreements; that the Agreements are obligations binding upon you; that you have filed any required California franchise or income tax returns and have paid any required California franchise or income taxes; and that there are no extrinsic agreements or understandings among the parties to the Agreements that would modify or interpret the terms of the Agreements or the respective rights or obligations of the parties thereunder.

Datametrics System Corporation
June 30, 1997
Page 2



Our opinion is expressed only with respect to the federal laws of the United States of America and the laws of the State of California. We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, in reliance thereon and with the foregoing qualifications, we are of the opinion that:

    1. The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of California.

    2. The Company has the requisite corporate power and authority to enter into and perform the Agreements in accordance with the terms thereof. The Agreements have been duly and validly authorized, executed and delivered by the Company and constitute valid and binding agreements of the Company enforceable against the Company in accordance with their respective terms, except as rights to indemnity under Section 11 of the Purchase Agreement may be limited by applicable laws and except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

This opinion is intended solely for your benefit and is not to be made available to, or be relied upon by any other person, firm, or entity without our prior written consent.

Very truly yours,

Cooley Godward LLP


By:   /s/ John L. Cardoza
     ---------------------------------
          John L. Cardoza